                                               Filed Pursuant to Rule 424(b)(5)
                                                             File No. 333-55937
PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 14, 1999

$1,000,000,000

[LOGO OF PROVIDIAN FINANCIAL]

Providian Financial Corporation

Medium-Term Notes, Series A

Due 9 Months or More from Date of Issue

We plan to offer and sell notes with various terms, which may include the following:

 . Either senior notes or subordinated notes

 . Interest at fixed or floating rates, or no interest at all. The floating interest rate may be based on one or more of the following indices, plus or minus a spread and/or spread multiplier:

  . CD Rate
  . CMT Rate
  . Commercial Paper Rate
  . Eleventh District Cost of Funds Rate
  . Federal Funds Rate
  . LIBOR
  . Prime Rate
  . Treasury Rate
  . Any other rate specified by us inthe pricing supplement
  . Any combination of rates specified by us in the pricing supplement

 . A currency in which the notes will be denominated, which may be U.S. dollars or any foreign currency

 . An interest payment date or dates (the interest payment dates for fixed rate notes will be April 1 and October 1 of each year, unless otherwise specified in the applicable pricing supplement)

 . Book-entry (through The Depository Trust Company) or certificated form in minimum denominations of U.S. $1,000 increased in multiples of $1,000 or other specified denominations for foreign currencies

 . Redemption and/or repayment provisions, whether mandatory or at our option or the option of the holder

We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

Holders of subordinated notes may not accelerate the maturity of the subordinated notes except upon our bankruptcy or insolvency.

              -------------------------------------------------

Investing in the notes involves certain risks. See "Risk Factors" on page S-3.

              -------------------------------------------------

The notes are not savings accounts, deposits or other obligations of a bank. The notes are not guaranteed by any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The notes are not secured.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement, the prospectus or any pricing supplement is accurate or complete. Any representation to the contrary is a criminal offense.

              -------------------------------------------------

We may sell notes to the agents as principal for resale at varying or fixed offering prices or through the agents as agent on our behalf. If we sell all of the notes, we expect to receive proceeds from such sales of between $989,500,000 and $998,750,000, after paying the agents' discounts and commissions of between $10,500,000 and $1,250,000. However, the agents' discounts and commissions may exceed these amounts with respect to sales of notes with stated maturities in excess of 30 years. We may also sell notes without the assistance of the agents (whether acting as principal or as agent). Out of our proceeds, we expect to incur approximately $200,000 in expenses.

Chase Securities Inc.
                 Credit Suisse First Boston
                                     Goldman, Sachs & Co.
                                                    Lehman Brothers

              -------------------------------------------------
            The date of this prospectus supplement is May 14, 1999

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

     We are offering to sell the notes only in places where sales are permitted.

     You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus is accurate as of any date other than their respective dates.



                               TABLE OF CONTENTS

         Prospectus Supplement                  Page                  Prospectus                                 Page
         ---------------------                  ----                  ----------                                 ----
About This Prospectus Supplement                             Index of Terms....................................    6
   and Pricing Supplements..................     S-3         Available Information.............................    7
Risk Factors................................     S-3         Incorporation of Certain Documents by Reference...    7
Providian Financial Corporation.............     S-5         Providian Financial Corporation...................    8
Description of Notes........................    S-11         The Financing Trusts..............................    8
Special Provisions Relating to Foreign                       Use of Proceeds...................................    9
   Currency Notes...........................    S-47         Ratio of Earnings to Fixed Charges and Ratio of
Certain United States Federal                                   Earnings to Combined Fixed Charges and
   Income Tax Consequences..................    S-49            Preferred Stock Dividend Requirements..........    9
Supplemental Plan of Distribution...........    S-59         General Description of Securities and
                                                                Risk Factors...................................   10
                                                             Description of the Common Stock...................   10
                                                             Description of the Preferred Stock................   11

                                                             Description of the Depositary Shares..............   12
                                                             Description of the Debt Securities................   15

                                                             Description of the Warrants to Purchase
                                                                Common Stock or Preferred Stock................   17
                                                             Description of the Third Party Warrants...........   18
                                                             Description of the Warrants to Purchase
                                                                Debt Securities................................   19
                                                             Description of the Stock Purchase Contracts
                                                                and Stock Purchase Units.......................   20
                                                             Description of the Preferred Securities...........   21
                                                             Description of the Guarantees.....................   21
                                                             Description of the Other Units....................   24
                                                             Plan of Distribution..............................   24
                                                             ERISA and Tax Considerations......................   26
                                                             Legal Matters.....................................   26
                                                             Experts...........................................   26

                        ABOUT THIS PROSPECTUS SUPPLEMENT
                            AND PRICING SUPPLEMENTS

     This prospectus supplement sets forth certain terms of the Medium-Term Notes, Series A (the "notes"), that we may offer and supplements the prospectus that is attached to the back of this prospectus supplement. This prospectus supplement supersedes the prospectus to the extent it contains information that is different from the information in the prospectus.

     Each time we offer notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement or the prospectus to the extent it contains information that is different from the information contained in this prospectus supplement or the prospectus.

     It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in "Where You Can Find More Information" in the prospectus.

     In this prospectus supplement, the terms "Providian Financial," the "Company," "we," "us" and "our" mean Providian Financial Corporation and, where relevant, its wholly owned subsidiaries.


                                  RISK FACTORS

     Your investment in the notes will involve certain risks. This prospectus supplement does not describe all of those risks, including those that result from the denomination of or payment on any notes in a foreign currency or that result from the calculation of any amounts payable under any notes by reference to one or more interest rates, currencies or other indices or formulas. Neither we nor the agents will be responsible for advising you of these risks now or as they may change in the future.

     In consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant elements of the notes or financial matters. In particular, those notes denominated or payable in a foreign currency are not suitable for you if you are unsophisticated with respect to foreign currency transactions, and those notes with payments calculated by reference to one or more interest rates, currencies or other indices or formulas are not suitable for you if you are unsophisticated with respect to transactions involving the applicable interest rate index or currency index or other indices or formulas.


Structure and Market Risks

     Investment in indexed notes and foreign currency notes entails significant risks not associated with similar investments in conventional fixed rate or floating rate debt securities.

     If you invest in notes indexed to one or more interest rates or currencies, including exchange rates and swap indices between currencies, commodities or other indices or formulas, there will be significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that you will receive a lower amount of or no principal, premium or interest, and that you will receive principal, premium or interest at different times, than you expected. We have no control over a number of matters, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in the index or formula will be magnified. In recent years, values of certain indices and formulas have been highly volatile, and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

     Redemption--We may choose to redeem notes when prevailing interest rates are relatively low.

     If your notes are redeemable, we may choose to redeem your notes from time to time. In the event that prevailing interest rates are relatively low, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed.

     Uncertain Trading Markets--We cannot assure that a trading market for your notes will ever develop or be maintained.

     We cannot assure you that a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market and market value of your notes. These factors include:

        * the complexity and volatility of any index or formula applicable to the notes;

        * the method of calculating the principal, premium and interest for the notes;

        *  the time remaining to the maturity of the notes;

        *  the outstanding amount of the notes;

        *  the redemption features of the notes;

        * the amount of other debt securities linked to any index or formula applicable to the notes; and

        * the level, direction and volatility of market interest rates generally.

     In addition, certain notes may have a more limited trading market and experience more price volatility because they were designed for specific investment objectives or strategies. There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase notes unless you understand and know you can bear the foregoing investment risks.


Exchange Rates and Exchange Controls

     Investment in foreign currency notes entails significant risks that are not associated with an investment in a debt security denominated and payable in U.S. dollars.

     If you invest in notes denominated and/or payable in a currency other than U.S. dollars, called foreign currency notes, there will be significant risks that are not associated with an investment in a debt security denominated and payable in U.S. dollars. These risks include the possibility of material changes in the exchange rate between U.S. dollars and your payment currency and the possibility that either the United States or foreign governments will impose or modify foreign exchange controls.

     We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. Moreover, if payments on your foreign currency notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, the exchange rates between certain currencies have been highly volatile, and volatility between these currencies or with other currencies may be expected in the future. However, fluctuations between currencies in the past are not necessarily indicative of fluctuations that may occur in the future. Depreciation of your payment currency would result in a decrease in the U.S. dollar equivalent yield of your foreign currency notes, in the U.S. dollar equivalent value of the principal and any premium payable at maturity or earlier redemption of your foreign currency notes and, generally, in the U.S. dollar equivalent market value of your foreign currency notes.

     Governmental exchange controls could affect exchange rates and the availability of your payment currency on a required payment date. Even if there are no exchange controls, it is possible that your payment currency will not be available on a required payment date due to circumstances beyond our control or because the payment currency is no longer in use. In such cases, we will be allowed to satisfy our obligations on your foreign currency notes in U.S. dollars.


                        PROVIDIAN FINANCIAL CORPORATION


General

     The Company, based in San Francisco, California, was incorporated in Delaware in 1984 under the name "First Deposit Corporation." The name of the Company was changed from First Deposit Corporation to Providian Bancorp, Inc. in 1994 and to Providian Financial Corporation in 1997. The Company conducted its operations as a wholly owned subsidiary of Providian Corporation until June 10, 1997, when all of the then outstanding shares of common stock of the Company were spun off to the stockholders of Providian Corporation. The Company is listed on the New York Stock Exchange and the Pacific Exchange under the symbol PVN.

     The Company, operating through its subsidiaries, is a diversified consumer lender, offering a range of loan products, including credit cards, revolving lines of credit, home loans, secured credit cards, and fee-based products. The Company also offers various deposit products. With $15.9 billion in assets under management and nine million customers as of March 31, 1999, the Company ranks among the ten largest bankcard issuers in the nation as of that date.


Organizational Structure

     The Company conducts its business through its wholly owned subsidiaries. Each subsidiary performs a particular role in support of the business, depending in part on the powers granted to it by its chartering regulator or state of incorporation. However, the Company's various business areas are generally operated in a consolidated manner among the different legal entities. Since the Company is a holding company and generally does not independently engage in any businesses, the source of funds for payment of principal, interest and premium, if any, on the notes currently is almost entirely limited to those funds that are available to the Company from its subsidiaries. The Company's right to participate as a stockholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or winding-up (and thus the ability of holders of the notes to benefit, as creditors of the Company, from such distribution) is subject to the prior claims of creditors of any such subsidiary. PNB and PB (as defined below) are subject to claims by creditors for long-term and short-term debt obligations, including deposit liabilities, obligations for federal funds purchased and securities sold under repurchase agreements. There are also various legal limitations on the extent to which PNB, PB and other subsidiaries may pay dividends or otherwise supply funds to the Company or its affiliates. See "Regulatory Matters" herein.

     The Company operates principally through the following wholly owned subsidiaries.

     Providian National Bank. Headquartered in Tilton, New Hampshire, Providian National Bank (PNB) is a national banking association organized under the laws of the United States and is a member of the Federal Deposit Insurance Corporation (the FDIC). PNB was originally organized as a state bank in 1853 and converted to a national bank charter in 1865. It changed its name from First Deposit National Bank (FDNB) on January 1, 1998, when the former Providian National Bank, then an affiliate of FDNB, merged with and into FDNB.

     Providian Bank. Headquartered in Salt Lake City, Utah, Providian Bank (PB) is an industrial loan corporation organized under the laws of Utah and is a member of the FDIC.

     Providian Bancorp Services. Headquartered in San Francisco, California, Providian Bancorp Services (PBS) provides legal and human resources support, accounting and finance services, data processing, loan and deposit processing, credit card account opening, customer service, collections, and related services for its affiliates on a cost reimbursement basis.


Regulatory Matters

     The following discussion sets forth certain of the material elements of the regulatory framework applicable to the Company and its subsidiaries. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. Certain of these regulations restrict the ability of the Company to obtain funds from its regulated subsidiaries and thus could impact the Company's ability to pay principal, interest and premium, if any, on the notes. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to the Company or its subsidiaries may have a material effect on the business of the Company.

General Status

     As a national bank, PNB is subject to regulation by its primary regulator, the Office of the Comptroller of the Currency (the Comptroller). The deposits of PNB are insured up to applicable limits by the Bank Insurance Fund (the BIF) of the FDIC. Accordingly, PNB is subject to assessment for deposit insurance premiums and is subject to certain regulations of the FDIC. As a member of the Federal Reserve System, PNB is also subject to regulation by the Board of Governors of the Federal Reserve System (the Federal Reserve Board).

     The operations of PNB's international branch in London, England, established in April 1999 with the approval of the Federal Reserve Board and the Financial Services Authority of the United Kingdom (the FSA), are subject to regulation and supervision by the FSA and the Comptroller.

     As an FDIC-insured Utah industrial loan corporation that is not a member of the Federal Reserve System, PB is subject to regulation by its primary federal regulator, the FDIC, and by the Utah Department of Financial Institutions. The deposits of PB are insured up to applicable limits by the BIF. Accordingly PB is subject to assessment for deposit insurance premiums and is subject to certain regulations of the FDIC. PB is also subject to limited regulation by the Federal Reserve Board with respect to reserves it must maintain against its transaction accounts and certain other deposits.

Holding Company Status

     Although the Company is the holding company of PNB and PB, it is not required to register as a bank holding company under the BHCA. PNB is a national banking association, but prior to 1987 it was not a "bank" under the Bank Holding Company Act of 1956, as amended (the BHCA), because it did not both accept demand deposits and make commercial loans. PNB is a "bank" under the BHCA, as amended by the Competitive Equality Banking Act of 1987 (CEBA), which revised the definition of "bank" to include generally all FDIC-insured institutions. However, CEBA allowed companies that owned "nonbank banks" on March 5, 1987 to retain ownership of such nonbank banks without registering as a bank holding company, subject to certain restrictions. These restrictions include prohibitions on new activities and on affiliate overdrafts and limitations on PNB's ability to cross-market its products and services with products and services of its affiliates. PB is not a "bank" as defined in the BHCA because it qualifies for an exemption under CEBA as an industrial loan corporation organized under the laws of Utah and acquired by the Company on or before August 10, 1987.

     The Company could be required to register as a bank holding company under the BHCA if PNB ceases to observe the CEBA restrictions or if the Company or any of its affiliates acquires an additional insured depository institution (excluding exempt institutions such as credit card banks) or a significant portion of such an institution's assets. If the Company were required to register as a bank holding company, it would be subject to the restrictions set forth in the BHCA, which, among other things, would limit the Company's activities to those deemed by the Federal Reserve Board to be closely related to banking and a proper incident thereto; however, such restrictions, if they were to apply to the Company, would not have a material adverse effect on the Company's business as currently conducted. While CEBA has imposed regulatory burdens on the Company, it has had no material effect on the Company's ability to execute its business plan.

Investment in the Company and its Subsidiary Banks

     Each of PNB and PB is an "insured depository institution" within the meaning of the Change in Bank Control Act of 1978 (the CIBC Act). Consequently, written approval of the applicable primary federal regulatory is required before an individual or entity may acquire "control," as such term is defined in the CIBC Act, of the Company. A change in control of PB would also require approval from the Utah Commissioner of Financial Institutions under the Utah Financial Institutions Act.

     For purposes of the BHCA, an individual or entity may not acquire "control" of the Company, and a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares of the Company, without the prior written approval of the Federal Reserve Board. Because the Company's CEBA grandfather rights are nontransferable, if an individual or entity acquired "control" of the Company or if a bank holding company acquired ownership or control of more than 5% of the voting shares of the Company, the Company would be required to limit its activities and its non-banking subsidiaries' activities to those deemed by the Federal Reserve Board to be closely related to banking and a proper incident thereto.

Dividends and Transfers of Funds

     The primary source of funds for the Company to pay dividends on stock, make payments on debt securities and meet other obligations is dividends from its banking subsidiaries. Federal law limits the extent to which PNB or PB can supply funds to the Company and its affiliates through dividends, loans or otherwise. These limitations include minimum regulatory capital requirements, restrictions concerning the payment of dividends, and Sections 23A and 23B of the Federal Reserve Act of 1913 governing transactions between a financial institution and its affiliates. In addition, PNB and PB are subject to federal regulatory oversight to assure safety and soundness. In general, federal banking laws prohibit an insured depository institution from making dividend distributions if such distributions are not paid out of available earnings or would cause the institution to fail to meet applicable capital adequacy standards. See "--Capital Requirements" below. PB is subject to similar Utah laws governing industrial loan corporations and the general supervision of the Utah Department of Financial Institutions.

Capital Requirements

     PNB is subject to risk-based capital guidelines adopted by the Comptroller, and PB is subject to risk-based capital guidelines adopted by the FDIC. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to several weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk.

     Under current guidelines, institutions are required to maintain a minimum total risk-based capital ratio (total Tier 1 and Tier 2 capital to risk-weighted assets) of 8%, and a Tier 1 risk-based capital ratio (Tier 1 capital to risk-weighted assets) of 4%. The Comptroller and the FDIC may, however, set higher capital requirements when an institution's particular circumstances warrant.
The Comptroller and the FDIC have established guidelines prescribing a minimum "leverage ratio" (Tier 1 capital to adjusted total assets as specified in the guidelines) of 3% for institutions that meet certain criteria, including the requirements that they have the highest regulatory rating, and a minimum of 4% for institutions that do not meet the criteria. Institutions experiencing or anticipating significant growth are expected to maintain capital ratios well above the minimum. As of March 31, 1999, PNB had a total risk-based capital ratio of 11.67%, a Tier 1 risk-based capital ratio of 10.26% and a leverage ratio of 12.00%, and PB had a total risk-based capital ratio of 11.31%, a Tier 1 risk-based capital ratio of 9.96% and a leverage ratio of 7.07%.

     In 1995, the Comptroller and the FDIC amended the risk-based capital standards pertaining to asset transfers in which an institution retains recourse risk but contractually limits its exposure. Under the "low level recourse" regulation that was adopted, the amount of risk-based capital required in connection with such asset transfers will not exceed the institution's maximum contractual liability. In addition, in November 1997 the federal banking regulators proposed for comment regulations establishing new risk-based capital requirements for recourse arrangements and direct credit substitutes. If adopted, these regulations may increase the cost of credit enhancement provided by banks in connection with the securitization of consumer loan receivables while possibly reducing the cost of senior securities issued in such transactions. We are unable at this time to assess the impact this proposal would have on the Company's business.

Federal Deposit Insurance Corporation Improvement Act of 1991

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) expanded the powers of federal bank regulatory authorities to take corrective action with respect to banks that do not meet minimum capital requirements. For these purposes, FDICIA established five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under regulations adopted by the Comptroller and the FDIC, an institution is generally considered to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater; "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and, generally, a leverage ratio of 4% or greater; and "undercapitalized" if it does not meet any of the "adequately capitalized" tests. An institution is deemed to be "significantly undercapitalized" if it has a total risk-based capital ratio under 3% and "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

     An "adequately capitalized" institution is permitted to accept brokered deposits only if it receives a waiver from the FDIC and pays interest on deposits at a rate that is not more than 75 basis points higher than the prevailing rate in its market. Undercapitalized institutions cannot accept brokered deposits, are subject to growth limitations and must submit a capital restoration plan. "Significantly undercapitalized" institutions may be subject to a number of additional requirements and restrictions. "Critically undercapitalized" institutions are subject to appointment of a receiver or conservator and, beginning 60 days after becoming "critically undercapitalized," may not make any payment of principal or interest on their subordinated debt (subject to certain exceptions).

     As of March 31, 1999, each of PNB and PB met the requirements to be considered a "well capitalized" institution. Under the regulatory definition of brokered deposits, as of March 31, 1999, PNB had brokered deposits of $1.8 billion.

     FDICIA also required federal banking agencies to revise their risk-based capital standards to adequately address concentration of credit risk, interest rate risk and risk arising from non-traditional activities. The Comptroller and the FDIC have identified these risks and an institution's ability to manage them as important factors in assessing overall capital adequacy, but have not quantified them for use in formula-based capital calculations. The Comptroller and the FDIC have further revised their risk-based capital rules to address market risk. Financial institutions with 10% of total assets in trading activity, or $1 billion in trading, are required to use internal risk measurement models to calculate their capital exposure for market risk and to hold capital in support of that exposure. The level of the Company's trading activity is currently below these thresholds.

Deposit Insurance Assessments

     Under the FDIC's risk-based insurance assessment system, each insured institution is placed in one of nine risk categories, based on its level of capital, supervisory evaluations, and other relevant information. The assessment rate applicable to PNB and PB depends in part on the risk assessment classification assigned to them by the FDIC and in part on the BIF assessment schedule adopted by the FDIC. BIF-insured institutions such as PNB and PB are currently assessed premiums at an annual rate between 0% to 0.27% of eligible deposits. PNB and PB are currently assessed at the 0% rate. PNB and PB are also subject to assessment for payment of Financial Corporation (FICO) bonds issued in the 1980s as part of the resolution of the problems of the savings and loan industry. The FICO assessment rate applicable to BIF-insured deposits is 0.0122% for the first quarter of 1999 and may be adjusted quarterly to reflect a change in assessment base for the BIF. BIF-insured deposits are required to be assessed at one-fifth the rate assessed on deposits insured by the Savings Association Insurance Fund (SAIF) through year-end 1999, or until the insurance funds are merged, whichever occurs first. Thereafter, BIF- and SAIF-insured deposits will be assessed at the same rate by FICO.

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 Cross-Guarantee Provisions

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 imposes various liabilities on our subsidiary banks. Each of PNB and PB is liable to the FDIC for any losses it may incur as a result of the failure or near failure of the other. Claims of depositors of any such non-failing bank and claims of general creditors of any such non-failing bank would be paid prior to any claims of the FDIC.

Consumer Protection Laws

     The relationship of the Company's lending subsidiaries and their customers is extensively regulated by federal and state consumer protection laws. The most significant laws include the Truth-in-Lending Act of 1968, Equal Credit Opportunity Act of 1974, Fair Credit Reporting Act of 1970, Truth-in-Savings Act of 1991, Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994, and Electronic Funds Transfer Act of 1978. These statutes, among other things, impose disclosure requirements when a consumer credit loan is advertised, when the account is opened and when monthly billing statements are sent. In addition, these statutes limit the liability of credit card holders for unauthorized use, prohibit discriminatory practices in extending credit, and impose limitations on the types of charges that may be assessed on consumer credit loans and on the use of consumer credit reports.

     The National Bank Act of 1864 authorizes national banks to charge customers interest at the rates allowed by the laws of the state in which the bank is located, regardless of an inconsistent law of a state in which the bank's customers are located. PNB relies on this ability to "export" rates to facilitate its nationwide credit card and consumer lending business. State institutions such as PB enjoy a similar right under the Depository Institutions Deregulation and Monetary Control Act of 1980. In 1996, the United States Supreme Court held that late payment fees are "interest" and therefore can be "exported" under the National Bank Act, deferring to the Comptroller's interpretation that interest includes late payment fees, insufficient funds fees, overlimit fees and certain other fees and charges associated with consumer credit loans. This decision does not directly apply to state institutions such as PB. Although several courts have upheld the ability of state institutions to export certain types of fees, a number of lawsuits have been filed alleging that the laws of certain states prohibit the imposition of late fees. It is impossible to determine whether courts will follow existing precedents, and if not, what impact it will have on PB's ability to impose certain fees.

Legislative Developments

     Various legislative proposals have been introduced in Congress in recent years. These include proposals imposing a statutory cap on credit card interest rates and fees, substantially revising the laws governing consumer bankruptcy, requiring additional disclosures and prohibiting certain practices with respect to open-end credit plans, protecting consumer privacy by limiting the use of social security numbers and the transfer of personal information, permitting affiliations between banks and commercial, insurance or securities firms, and other regulatory restructuring proposals. In recent years state legislatures have entertained similar proposals, as well as proposals to restrict telemarketing activities and to expand consumer protection laws. Neither the outcome of these proposals nor their impact on the Company, should they become law, can be predicted with any certainty.

     Several states have passed legislation to tax the income of out of state lenders derived from loans, including credit card loans, made to residents of such states. This development has not materially affected the Company's business results.

     Members of Congress and government officials have from time to time suggested the full or partial elimination of the mortgage interest deduction for federal income tax purposes. Since the interest paid on the real estate loans made by the Company is generally deductible under current law, the reduction or elimination of this tax benefit could have a material adverse effect on the demand for those products.


                              DESCRIPTION OF NOTES

     The notes we are offering by this prospectus supplement constitute a series of debt securities for purposes of each of (i) the senior indenture dated as of May 1, 1999 (the senior indenture) and (ii) the subordinated indenture dated as of May 1, 1999 (the subordinated indenture), both as supplemented from time to time. Notes issued under the senior indenture will be "senior notes" as described below. Notes issued under the subordinated indenture will be "subordinated notes" as described below. The trustee for the senior notes will be The First National Bank of Chicago (the senior notes trustee) and the trustee for the subordinated notes will be Chase Manhattan Bank and Trust Company, National Association (the subordinated notes trustee). We will indicate on the applicable pricing supplement whether the notes described therein are senior notes or subordinated notes.

     Any reference in this prospectus supplement to the "trustee" will mean the senior notes trustee with respect to the senior notes and the subordinated notes trustee with respect to the subordinated notes.

     The following description of the particular terms of the notes we are offering supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of debt securities described in the accompanying prospectus, and we refer you to that description. The terms and conditions described in this section "Description of Notes" will apply to each note unless we otherwise specify in the applicable pricing supplement. Certain terms used in this prospectus supplement have the meanings given to those terms in the prospectus.

     Unless we otherwise indicate in the applicable pricing supplement, currency amounts in this prospectus supplement, the accompanying prospectus and any pricing supplement are stated in U.S. dollars.


Senior Notes

     The senior notes will be direct, unsecured obligations of the Company and will rank on a parity with all outstanding unsecured senior indebtedness of the Company.

Events of Default, Waivers, Etc.

     An event of default with respect to senior notes of any series is defined in the senior indenture as

        * default in the payment of principal of or premium, if any, on any of the senior notes of that series when due,

        * default in the payment of interest on any of the senior notes of that series when due and continuance of such default for 30 days,

        * default in the deposit of any sinking fund payment on any of the senior notes of that series when due,

        * default in the performance, or breach, of certain other covenants or warranties of the Company in the senior indenture with respect to senior notes of that series and continuance of such default or breach for 60 days after written notice by the trustee or the holders of not less than 25% in aggregate principal amount of the senior notes of that series;

        * any event of default under any mortgage, indenture or other instrument under which any indebtedness for borrowed money in an aggregate principal amount exceeding $5,000,000 of the Company or PNB shall become due and payable, if such acceleration is not rescinded or annulled within 30 days after written notice as provided in the senior indenture,

        * certain events of bankruptcy, insolvency or reorganization of the Company, or

        * any other event that may be specified in a pricing supplement with respect to senior notes of that series.

     If an event of default (other than an event of default arising from the bankruptcy, insolvency or reorganization of the Company) with respect to any series of senior notes for which there are senior notes outstanding under the senior indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the senior notes of such series outstanding may declare the principal amount (or if such senior notes are original issue discount notes, such portion of the principal amount as may be specified in the terms of that series) of all senior notes of that series to be immediately due and payable. If an event of default arising from the bankruptcy, insolvency or reorganization of the Company with respect to any series of senior notes for which there are senior notes outstanding under the senior indenture occurs, the principal amount (or if such senior notes are original issue discount notes, such portion of the principal amount as may be specified in the terms of that series) of all senior notes of that series will automatically, and without any action on the part of the trustee or any holder, become immediately due and payable. The holders of a majority in aggregate principal amount of the senior notes of any series outstanding under the senior indenture may waive an event of default resulting in acceleration of such senior notes, but only if all events of default with respect to senior notes of such series have been remedied and all payments due (other than those due as a result of acceleration) have been made.

     If an event of default occurs and is continuing, the trustee may, in its discretion, and shall, at the written request of holders of not less than a 25% in aggregate principal amount of the senior notes of any series outstanding under the senior indenture and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the senior indenture, proceed to protect the rights of the holders of all the senior notes of such series. Prior to acceleration of maturity of the senior notes of any series outstanding under the senior indenture, the holders of a majority in aggregate principal amount of such senior notes may waive any past default under the senior indenture except a default in the payment of principal of, premium, if any, or interest on the senior notes of such series.

     The senior indenture provides that upon the occurrence of an event of default arising from either (i) the default in the payment of principal of or premium, if any, on any of the senior notes of that series outstanding under the senior indenture when due or (ii) the default in the payment of interest on any of the senior notes of that series outstanding under the senior indenture when due and continuance of such default for 30 days, the Company will, upon demand of the trustee, pay to it, for the benefit of the holder of any such senior note, the whole amount then legally due and payable on such senior notes for principal, premium, if any, and interest. The senior indenture further provides that if the Company fails to pay such amount forthwith upon such demand, the trustee may, among other things, institute a judicial proceeding for the collection thereof.

     The senior indenture also provides that notwithstanding any other provision of the senior indenture, the holder of any senior note of any series shall have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such senior notes on the respective stated maturities as expressed in such senior note and that such right shall not be impaired without the consent of such holder.

     The Company is required to file annually with the trustee a written statement of officers as to the existence or non-existence of defaults under the senior indenture.

Senior Indenture Covenants

     The senior indenture contains certain covenants by the Company, described below, which are not included in the subordinated indenture.

     Limitation on Disposition of PNB.  Subject to certain exceptions, so long
     --------------------------------
as any of the senior notes are outstanding, the Company: (a) will not, nor will it permit PNB to, sell, assign, transfer or otherwise dispose of any shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of voting stock of PNB, nor will the Company permit PNB to issue any shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of voting stock of PNB (other than sales of directors' qualifying shares) unless the Company will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of PNB after giving effect to such transaction; or (b) will not permit PNB to either (i) merge or consolidate with or into any corporation (other than the Company), unless at least 80% of the surviving corporation's issued and outstanding voting stock is, or upon consummation of the merger or consolidation will be, owned, directly or indirectly by the Company, or (ii) lease, sell or transfer all or substantially all of its properties and assets to any corporation or other person (other than the Company), unless 80% of the issued and outstanding voting stock of such corporation or other person is owned, or will be owned, upon such lease, sale or transfer, directly or indirectly, by the Company; provided, however, that nothing in this covenant shall prohibit the Company or PNB from the sale or transfer of assets pursuant to any securitization transaction.

     Limitation on Creation of Certain Liens.  So long as any of the senior
     ---------------------------------------
notes are outstanding, the Company will not, nor will it permit PNB to, create, assume, incur, or suffer to be created, assumed or incurred or to exist, any pledge, encumbrance or lien, as security for indebtedness for borrowed money, upon any shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of, voting stock of PNB, directly or indirectly, without making effective provision whereby the applicable senior notes of all series shall be equally and ratably secured with any and all such indebtedness if, treating such pledge, encumbrance or lien as a transfer of the shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of, voting stock of PNB subject thereto to the secured party and after giving effect to the issuance of the maximum number of shares of voting stock of PNB issuable upon the exercise of all such convertible securities, options, warrants or rights, the Company would not continue to own, directly or indirectly, at least 80% of the issued and outstanding voting stock of PNB.

Subordinated Notes

     The subordinated notes will be direct, unsecured obligations of the Company and will be subject to the subordination provisions described below.

Subordination

     Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on the subordinated notes is to be subordinated in right of payment, to the extent provided in the subordinated indenture, to the prior payment in full of all "senior indebtedness" (as defined below). In certain events of bankruptcy or insolvency, the payment of the principal of, premium, if any, and interest on the subordinated notes will, to the extent provided in the subordinated indenture, also be effectively subordinated in right of payment to the prior payment in full of all "designated obligations" (as defined below).

     Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the holders of senior indebtedness will first be entitled to receive payment in full of all amounts due or to become due before the holders of the subordinated notes will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the subordinated notes. If upon any such payment or distribution of assets there remain, after giving effect to such subordination provisions in favor of the holders of senior indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of the subordinated notes (excess proceeds) and if, at such time, any creditors in respect of designated obligations have not received payment in full of all amounts due or to become due on or in respect of such designated obligations, then such excess proceeds shall first be applied to pay or provide for the payment in full of such designated obligations before any payment or distribution may be made in respect of the subordinated notes.

     In addition, no payment may be made of the principal of, premium, if any, or interest on the subordinated notes, or in respect of any redemption, retirement, purchase or other acquisition of any of the subordinated notes, at any time when (i) there is a default in the payment of the principal of, premium, if any, interest on or otherwise in respect of any senior indebtedness or (ii) any event of default with respect to any senior indebtedness has occurred and is continuing, or would occur as a result of such payment on the subordinated notes or any redemption, retirement, purchase or other acquisition of any of the subordinated notes, permitting the holders of such senior indebtedness to accelerate the maturity thereof. Except as described above, the obligation of the Company to make payment of the principal of, premium, if any, or interest on the subordinated notes will not be affected.

     By reason of such subordination in favor of the holders of senior indebtedness, in the event of a distribution of assets upon any dissolution, winding up, liquidation or reorganization, certain creditors of the Company who are not holders of senior indebtedness or of the subordinated notes may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than holders of the subordinated notes.

     Subject to payment in full of all senior indebtedness, the holders of subordinated notes will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to senior indebtedness. Subject to payment in full of all designated obligations, the holders of the subordinated notes will be subrogated to the rights of the creditors in respect of designated obligations to receive payments or distributions of cash, property or securities of the Company applicable to such creditors in respect of designated obligations.

     "Senior indebtedness" for purposes of the subordinated indenture is the principal of, premium, if any, and interest on (i) all of the Company's indebtedness for money borrowed, other than subordinated securities (including the subordinated notes) issued under (A) the subordinated indenture and (B) the junior subordinated indenture, dated as of February 4, 1997, between the Company (then known as Providian Bancorp, Inc.) and The Bank of New York, as trustee (the junior subordinated indenture), whether outstanding on the date of execution of the subordinated indenture or thereafter created, assumed or incurred, except such indebtedness for money borrowed as is by its terms expressly stated to be not superior in right of payment to the subordinated securities issued under the subordinated indenture or the junior subordinated indenture or to rank on a parity with the subordinated securities issued under the subordinated indenture or the junior subordinated indenture; and (ii) any deferrals, renewals or extensions of any such senior indebtedness. The term "indebtedness for money borrowed" as used in the prior sentence includes, without limitation, any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. There is no limitation on the issuance of additional senior indebtedness of the Company.

     "Designated obligations" means all obligations of the Company to make payment on account of claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, other than (i) obligations on account of senior indebtedness, (ii) obligations on account of indebtedness for money borrowed ranking on a parity with or subordinate to the subordinated notes and (iii) obligations which by their terms are expressly stated not to be superior in right of payment to the subordinated notes or to rank on a parity with the subordinated notes; provided, however, that notwithstanding the foregoing, in the event that any rule, guideline or interpretation promulgated or issued by the Federal Reserve (or other competent regulatory agency or authority), as from time to time in effect, establishes or specifies criteria for the inclusion in regulatory capital of subordinated debt which is applicable to bank holding companies requiring that such subordinated debt be subordinated to obligations to creditors in addition to those set forth above, then the term "designated obligations" shall also include such additional obligations to creditors, as from time to time in effect pursuant to such rules, guidelines or interpretations. For purposes of this definition, "claim" will have the meaning assigned thereto in Section 101(4) of the Bankruptcy Code of 1978, as amended to the date of the subordinated indenture.

     The subordinated notes will rank senior to junior subordinated indebtedness of the Company. "Junior subordinated indebtedness", with respect to the subordinated notes, means the principal of, premium, if any, and interest on all of the Company's indebtedness for money borrowed (but excluding trade accounts payable arising in the ordinary course of business) whether outstanding on the date of execution of the subordinated indenture or thereafter created, assumed or incurred and any deferrals, renewals or extensions of such debt, provided such debt (i) is by its terms subordinated to the subordinated notes, (ii) is between or among the Company and certain affiliated financing entities including all debt securities and guarantees in respect of those debt securities issued to certain financing entities or a trustee of a financing entity sponsored by the Company, (iii) is evidenced by securities issued under the junior subordinated indenture, or (iv) is a guarantee of the Company on a subordinated basis under the guarantee agreement, dated as of February 4, 1997, between the Company (then known as Providian Bancorp, Inc.) and The Bank of New York, as trustee, relating to securities issued in connection with the junior subordinated indenture. The term "indebtedness for money borrowed" as used in the prior sentence includes, without limitation, any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

     As of March 31, 1999, the aggregate amount of senior indebtedness and designated obligations of the Company was approximately $949.3 million.

Limited Rights of Acceleration

     Payment of principal of the subordinated notes may be accelerated only in case of the bankruptcy, insolvency or reorganization of the Company. There is no right of acceleration in the case of a default in the payment of principal of, premium, if any, or interest on the subordinated notes or the performance of any other covenant of the Company in the subordinated indenture.

Events of Default, Defaults, Waivers, Etc.

     An event of default with respect to subordinated notes of any series is defined in the subordinated indenture as certain events involving the bankruptcy, insolvency or reorganization of the Company and any other event of default that may be specified in a pricing supplement with respect to subordinated notes of that series. A "default" with respect to subordinated notes of any series is defined in the subordinated indenture as

        *  an event of default with respect to that series,

        * default in the payment of the principal of or premium, if any, on any subordinated notes of such series when due,

        * default in the payment of interest on any subordinated notes of that series when due and the continuance of such default for a period of 30 days,

        * default in the deposit of any sinking fund payment on any of the subordinated notes of that series when due,

        * default in the performance, or breach, of certain covenants or warranties of the Company in the subordinated indenture with respect to subordinated notes of that series and continuance of such default or breach for 60 days after written notice by the trustee or the holders of not less than 25% in aggregate principal amount of the subordinated notes of that series,

        * any event of default under any mortgage, indenture or other instrument under which any indebtedness for borrowed money in an aggregate principal amount exceeding $5,000,000 of the Company or PNB shall become due and payable, if such acceleration is not rescinded or annulled within 30 days after written notice as provided in the subordinated indenture, or

        * any other default that may be specified in a pricing supplement with respect to subordinated notes of that series.

     If an event of default (other than an event of default arising from the bankruptcy, insolvency or reorganization of the Company) with respect to any series of subordinated notes for which there are subordinated notes outstanding under the subordinated indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the subordinated notes of such series may declare the principal amount (or if such subordinated notes are original issue discount notes, such portion of the principal amount as may be specified in the terms of that series) of all subordinated notes of that series to be immediately due and payable. If an event of default arising from the bankruptcy, insolvency or reorganization of the Company with respect to any series of subordinated notes for which there are subordinated notes outstanding under the subordinated indenture occurs, the principal amount (or if such subordinated notes are original issue discount notes, such portion of the principal amount as may be specified in the terms of that series) of all subordinated notes of that series will automatically, and without any action on the part of the trustee or any holder, become immediately due and payable. The holders of a majority in aggregate principal amount of the subordinated notes of any series outstanding under the subordinated indenture may waive an event of default resulting in acceleration of such subordinated notes, but only if all defaults have been remedied and all payments due (other than those due as a result of acceleration) have been made.

     If a default occurs and is continuing, the trustee may in its discretion, and shall, at the written request of holders of not less than a 25% in aggregate principal amount of the subordinated notes of any series outstanding under the subordinated indenture and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the subordinated indenture, proceed to protect the rights of the holders of all the subordinated notes of such series. Prior to acceleration of maturity of the subordinated notes of any series outstanding under the subordinated indenture, the holders of a majority in aggregate principal amount of such subordinated notes may waive any past default under the subordinated indenture except a default in the payment of principal of, premium, if any, or interest on the subordinated notes of such series.

     The subordinated indenture provides that in the event of a default arising from either (i) the default in the payment of principal of or premium, if any, on any of the subordinated notes of that series outstanding under the subordinated indenture when due or (ii) the default in the payment of interest on any of the subordinated notes of that series outstanding under the subordinated indenture when due and continuance of such default for 30 days, the Company will, upon demand of the trustee, pay to it, for the benefit of the holder of any such subordinated note, the whole amount then legally due and payable on such subordinated note for principal, premium, if any, and interest. The subordinated indenture further provides that if the Company fails to pay such amount forthwith upon such demand, the trustee may, among other things, institute a judicial proceeding for the collection thereof.

     The subordinated indenture also provides that notwithstanding any other provision of the subordinated indenture, the holder of any subordinated note of any series shall have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such subordinated notes on the respective stated maturities (as set forth in the subordinated indenture) expressed in such subordinated note and that such right shall not be impaired without the consent of such holder.

     The Company is required to file annually with the trustee a written statement of officers as to the existence or non-existence of defaults under the subordinated indenture.


Other Indenture Provisions

Modifications of the Indentures

     Each of the indentures provides that the Company and the trustee may enter into a supplemental indenture to amend the indenture without the consent of any holder of the notes,

        * to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company therein and in the notes,

        * to add to the covenants of the Company for the benefit of the holders of all or any series of notes (and if such covenants are to be for the benefit of less than all series of notes, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon the Company,

        * to add any additional events of default (or in the case of the subordinated indenture, any additional defaults or events of default) for the benefit of the holders of all or any series of notes (and if such additional defaults or events of default are to be for the benefit of less than all series of notes, stating that such additional defaults or events of default are expressly being included solely for the benefit of such series),

        * to add to or change any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of notes in uncertificated form,

        * to add to, change or eliminate any of the provisions of the indenture in respect of one or more series of notes, provided that any such addition, change or elimination (i) shall neither (A) apply to any note of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such note with respect to such provision or (ii) shall become effective only when there are no such notes outstanding,

        *  to secure the notes,

        *  to establish the form or terms of notes permitted by the indenture,

        * to evidence and provide for the acceptance of appointment by a successor trustee with respect to the notes of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee in accordance with the indenture, or

        * to cure any ambiguity, defect or inconsistency, or to make any other provisions with respect to matters arising under the indenture, provided that such action will not adversely affect the interests of the holders of notes of any series in any material respect.

     Each of the indentures may be modified or amended at any time with the consent of the holders of not less than 66-2/3% in aggregate principal amount of all series of the notes at the time outstanding under such indenture and affected by such modification or amendment; provided, however, that without the consent of the holder of each note affected, no such modification or amendment shall,

        * change the stated maturity of the principal of, or any installment of principal of or interest on, any note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount note or any other note which would be due and payable upon a declaration of acceleration of the maturity thereof, or change any place of payment where, or the coin or currency in which, any note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or, in the case of the subordinated indenture, modify the provisions of the subordinated indenture with respect to the subordination of subordinated notes in a manner adverse to the holders of the subordinated notes,

        * reduce the percentage in principal amount of the outstanding notes of any series, the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver provided for in the indenture, or

        * with the exception of certain provisions relating to the trustee, modify any of the provisions relating to the amendment of the indenture with the consent of the holders of the notes or the waiver of past defaults, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

Defeasance and Discharge

     Each indenture provides, if such provision is made applicable to the notes of any series pursuant to the indenture, that the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such notes (except with respect to certain ongoing obligations regarding, among other thing, registering and replacing notes and holding moneys for payments in trust) or (b) to be released from its obligations with respect to certain covenants, upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. government obligations (as defined below) which through the payment of principal and interest in accordance with their terms will, as certified by a nationally recognized firm of independent public accountants, provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such notes, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may only be established if, among other things, the Company has delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of such notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to the federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the internal revenue service or a change in applicable federal income tax law occurring after the date of the indenture.

     "U.S. government obligation" for purposes of each indenture means (x) any security which is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a person or entity controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended) as custodian with respect to any such U.S. government obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any such U.S. government obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. government obligation or the specific payment of principal or interest evidenced by such depositary receipt.

Corporate Existence, Consolidation, Merger and Sale of Assets

     Except as described in the next paragraph, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of PNB and its rights (charter or statutory) and franchises and those of PNB; provided, however, that the Company will not be required to preserve any such right or franchise if the Company determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the notes.

     The Company may consolidate with or merge into any other entity or entities or convey, transfer or lease its properties and assets substantially as an entirety to any person without the consent of the holders of any of the notes provided that (i) any successor or purchaser is a corporation, partnership or trust organized under the laws of the United State of America, any state thereof or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the notes under each of the indentures,
(ii) immediately after giving effect to the transaction no event of default under the senior indenture or default under the subordinated indenture, and no event which, after notice or lapse of time or both, would become an event of default under the senior indenture or a default under the subordinated indenture, shall have happened and be continuing, (iii) if as a result of such transaction the Company would become subject to an encumbrance not permitted by the indentures, the Company or such successor purchaser takes necessary steps to effectively secure the notes equally and ratably with (or prior to) all indebtedness secured thereby, and (iv) the Company has delivered to the trustee under the applicable indenture an officers' certificate and an opinion of counsel stating compliance with these provisions.

Concerning the Trustee

     In certain instances, the Company or the holders of a majority of the then outstanding principal amount of the notes issued under an indenture may remove the trustee and appoint a successor trustee. Subject to the provisions of applicable law, the trustee may become the owner or pledgee of any of the notes with the same rights it would have if it were not the trustee. The trustee and any successor trustee must be a person or entity eligible to be a trustee under the Trust Indenture Act of 1939 and must have (or, in the case of a trustee or successor trustee included in a bank holding company system, the related bank holding company must have) a combined capital and surplus of at least $100,000,000. From time to time and subject to applicable law relating to conflicts of interest, the trustee may also serve as trustee under other indentures relating to securities issued by the Company and may engage in commercial transactions with the Company.


Legal Ownership

"Street Name" and Other Indirect Holders

     Investors who hold notes in accounts at banks or brokers will generally not be recognized by us as legal holders of notes. This is called holding in "street name." Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its notes. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the notes, either because they agree to do so in their customer agreements or because they are legally required to. If you hold notes in "street name," you should check with your own institution to find out:

        *  How it handles securities payments and notices.

        *  Whether it imposes fees or charges.

        *  How it would handle voting if ever required.

        * Whether and how you can instruct it to send you notes registered in your own name so you can be a direct holder as described below.

        * How it would pursue rights under the notes if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to those persons who are registered as holders of notes. As noted above, we do not have obligations to you if you hold in "street name" or through other indirect means, either because you choose to hold notes in that manner or because the notes are issued in the form of "global securities" as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a "street name" customer but does not do so.

Global Securities

     What Is a Global Security?  A "global security" is a special type of
     -------------------------
indirectly held security, as described above under "`Street Name' and Other Indirect Holders." The ultimate beneficial owners can only be indirect holders of those notes we issue in the form of global securities. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the notes included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the "depositary." Any person wishing to own a note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. In general, as described further under "Book-Entry System" below, each series of notes will be issued only in the form of global securities.

     Special Investor Considerations for Global Securities.  As an indirect
     -----------------------------------------------------
holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of notes and instead deal only with the depositary that holds the global security.

     An investor should be aware that if notes are issued only in the form of global securities:

        *  The investor cannot get notes registered in his or her own name.

        * The investor cannot receive physical certificates for his or her interest in the notes.

        * The investor will be a "street name" holder and must look to his or her own bank or broker for payments on the notes and protection of his or her legal rights relating to the notes. See "`Street Name' and Other Indirect Holders" above.

        * The investor may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

        * The depositary's policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

        * The depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

     Special Situations When Global Security will be Terminated.  In a few
     ----------------------------------------------------------
special situations, the global security will terminate and interests in it will be exchanged for physical certificates representing notes (called "certificated notes"). After that exchange, the choice of whether to hold notes directly or in "street name" will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in notes transferred to their own name, so that they will be direct holders. The rights of "street name" investors and direct holders in the notes have been previously described in the subsections entitled "`Street Name' and Other Indirect Holders" and "Direct Holders" above. The special situations for termination of a global security are described under "Book-Entry System" below. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.


General Features of the Notes

     The notes will be unsecured obligations of the Company and will be issued only in the form of one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary, except for foreign currency notes and except as specified in "Book-Entry System" below. Foreign currency notes may be represented either by global notes or by certificated notes, as specified in the applicable pricing supplement. As used in this prospectus supplement, the term "holder" means those who own notes registered in their own names and not those who own beneficial interests in notes registered in "street name" or in notes represented by a global note or notes issued in "book-entry" form through the depositary. For more information on certificated and global notes, see "Legal Ownership" above and "Book-Entry System" below.

     We may offer from time to time up to $1,000,000,000 aggregate principal amount, including in such amount the offering price of any such notes sold at a discount, of its notes or the equivalent in other currencies. However, we may increase this limit if in the future we determine that we may wish to sell additional notes. The U.S. dollar equivalent of foreign currency notes, called the market exchange rate, will be determined by the exchange rate agent, as identified below, on the basis of the noon buying rate for cable transfers in The City of New York, as determined by the Federal Reserve Bank of New York for such currencies on the business day immediately preceding the applicable issue dates. The term "business day" has a special meaning described below. Special tax considerations apply to foreign currency notes and are described below under "Certain United States Federal Income Tax Consequences--United States Holders-- Nonfunctional Currency Notes."

     The notes will be offered on a continuous basis and will mature nine months or more from the date of issue, as selected by the initial purchaser and agreed to by us.

     The notes may be issued as original issue discount notes. Under the indentures an original issue discount note is a note, including any zero-coupon note, which is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. For additional information regarding payments upon acceleration of the maturity of an original issue discount note and regarding the United States federal tax considerations of original issue discount notes, see "Payment of Principal and Interest" and "Certain United States Federal Income Tax Consequences--United States Holders-- Original Issue Discount." Original issue discount notes will be treated as original issue discount securities for purposes of the indentures.

     Unless we otherwise specify in the applicable pricing supplement, purchasers are required to pay for foreign currency notes in U.S. dollars or a foreign currency as specified in the applicable pricing supplement. Such foreign currency is called the specified currency. At the present time there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa, and banks generally do not offer non-U.S. dollar checking or savings account facilities in the United States. However, if a purchaser of notes requests the agent who presented the offer to purchase foreign currency notes to us, on or prior to the fifth business day preceding the date of delivery of these foreign currency notes, or by such other day as determined by the agent, the agent is prepared to arrange for the conversion of U.S. dollars into the specified currency described in the applicable pricing supplement to enable the purchasers to pay for the notes. Each such conversion will be made by the applicable agent on terms and subject to conditions, limitations and charges as the applicable agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the notes. See "Special Provisions Relating to Foreign Currency Notes."

     The senior notes may be registered for transfer or exchanged at the principal office of the Corporate Trust Department of The First National Bank of Chicago in Chicago, Illinois. The subordinated notes may be registered for transfer or exchanged at the principal office of the Corporate Trust Department of Chase Manhattan Bank and Trust Company, National Association in New York, New York. The transfer or exchange of global notes will be effected as specified in "Book-Entry System" below.

     The indentures do not contain any provision which will restrict us from incurring, assuming or becoming liable with respect to any indebtedness or other obligations. In addition, the indentures do not contain any provision which would afford holders of the notes other protection upon the occurrence of a highly leveraged transaction involving Providian Financial which may adversely affect the creditworthiness of the notes.

     As used in this prospectus supplement, business day means:

        * with respect to any note, any day that is not a Saturday or Sunday and that, in The City of New York, is not a day on which banking institutions generally are authorized or obligated by law to close, and

        * if the note is denominated in a specified currency other than U.S. dollars, any day that is not a day on which banking institutions are authorized or required by law to close in the financial center of the country issuing the specified currency, and

        * with respect only to LIBOR notes, as described below, a London business day.

As used in the preceding sentence, financial center means the capital city of the country issuing the specified currency or the capital city of the country to which the LIBOR currency relates, as applicable, except that with respect to the following currencies the financial center shall be the city or cities listed next to each currency:

        Currency                      Financial Center
  --------------------    ---------------------------------------
      U.S. dollars                  The City of New York
   Australian dollars         Sydney and (solely in the case of
                              the specified currency) Melbourne
    Canadian dollars                       Toronto
     Deutsche marks                       Frankfurt
     Dutch guilders                       Amsterdam
          Euro                      London and Luxembourg
      Italian lire                          Milan
   Portuguese escudos         London (solely in the case of the
                                       LIBOR Currency)
   South African rand                   Johannesburg
      Swiss francs                         Zurich


Unless otherwise specified in the applicable pricing supplement, London business day means:

        * if the LIBOR currency, as described below, is other than the Euro, any day on which dealings in deposits in the LIBOR currency are transacted in the London interbank market or

        * if the LIBOR currency is the Euro, any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.


Payment of Principal and Interest

     Unless we otherwise specify in the applicable pricing supplement, payments of principal of, and premium, if any, and interest on all notes will be made in the applicable specified currency; provided, however, that payments of principal of, and premium, if any, and interest on foreign currency notes will nevertheless be made in U.S. dollars:

        * if the foreign currency notes are certificated notes, at the option of the holders of these notes under the procedures described below, and

        * if the foreign currency notes are global notes, unless the depositary has received notice from any of its participants of their election to receive payment in the specified currency as provided in "Book-Entry System" below, and

        * at our option if the specified currency is unavailable, in our good faith judgment, due to the imposition of exchange controls or other circumstances beyond our control.

See "Special Provisions Relating to Foreign Currency Notes--Payment Currency," for further information regarding payment of foreign currency notes.

     Where payments of principal and premium, if any, and interest at maturity are to be made in U.S. dollars, payments will be made in immediately available funds, provided that the note is presented to the trustee in time for the trustee to make the payments in such funds in accordance with its normal procedures. Payments of interest, other than interest payable at maturity, to be made in U.S. dollars with respect to global notes will be paid in immediately available funds to the depositary or its nominee. The depositary will allocate payments relating to a global note and make payments to the owners or holders of the global notes in accordance with its existing operating procedures. Neither we nor the trustee shall have any responsibility or liability for these payments by the depositary. So long as the depositary or its nominee is the registered owner of any global note, the depositary or its nominee will be considered the sole owner or holder of such note for all purposes under the indenture.

     Where payments of interest and, in the case of amortizing notes, principal and premium, if any, with respect to any certificated note, other than amounts payable at maturity, are to be made in U.S. dollars, the payments will be paid by check mailed to the address of the person entitled to the payments as it appears in the security register. However, unless otherwise specified in the pricing supplement, a holder of U.S. $10,000,000 or more in aggregate principal amount of certificated notes having the same provisions shall be entitled to receive such payment of interest in U.S. dollars by wire transfer of immediately available funds to such account with a bank located in the United States as such holder designates in writing, but only if appropriate payment instructions have been received in writing by the trustee on or prior to the regular record date for such certificated notes.

     Unless we otherwise indicate in the applicable pricing supplement, payments of principal and premium, if any, and interest with respect to any note to be made in a specified currency other than U.S. dollars will be paid in immediately available funds by wire transfer to such account maintained by the holder with a bank designated by the holder, which in the case of global notes will be the depositary or its nominee, on or prior to the regular record date or at least 15 days prior to maturity, as the case may be, provided that such bank has the appropriate facilities for such a payment in the specified currency. However, it is also necessary that with respect to payments of principal and premium, if any, and interest at maturity the note is presented to the trustee in time for the trustee to make such payment in accordance with its normal procedures, which shall require presentation no later than two business days prior to maturity in order to ensure the availability of immediately available funds in the specified currency at maturity. A holder must make such designation by filing the appropriate information with the trustee and, unless revoked, any such designation made with respect to any note will remain in effect with respect to any further payments payable to such holder with respect to such note.

     Unless we otherwise specify in the applicable pricing supplement, if we redeem any original issue discount note as described below under "Redemption and Repurchase," or we repay any such note at the option of the holder as described below under "Repayment at Option of Holder," or if the principal of any such note is declared to be due and payable immediately as described above under "Senior Notes--Events of Default, Waiver, Etc." or "Subordinated Notes--Events of Default, Default, Waiver, Etc." the amount of principal due and payable with respect to such note shall be limited to the sum of the aggregate principal amount of such note multiplied by the issue price, expressed as a percentage of the aggregate principal amount, plus the original issue discount accrued from the date of issue to the date of redemption, repayment or declaration, as applicable, which accrual shall be calculated using the "interest method," computed in accordance with generally accepted accounting principles, in effect on the date of redemption, repayment or declaration, as applicable.

     If we so specify in the applicable pricing supplement, payments of principal and premium, if any, and interest with respect to any foreign currency note which is a certificated note will be made in U.S. dollars if the holder of such note elects to receive all such payments in U.S. dollars by delivery of a written request to the trustee either on or prior to the regular record date for such certificated note or at least 15 days prior to maturity. Such election may be in writing, mailed or hand delivered, or by cable, telex or other form of facsimile transmission. A holder of a foreign currency note which is a certificated note may elect to receive payment in U.S. dollars for all principal, premium, if any, and interest payments and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the trustee, but written notice of such revocation must be received by the trustee either on or prior to the regular record date or at least 15 days prior to maturity.

     Holders of foreign currency notes whose notes are held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in U.S. dollars may be made. Holders of foreign currency notes which are global notes will receive payments in U.S. dollars unless they notify the depositary of their election to receive payments in the specified currency. See "Book-Entry System" for further information regarding payment arrangements with respect to such notes.

     The U.S. dollar amount to be received by a holder of a foreign currency note will be based upon the exchange rate as determined by the exchange rate agent based on the highest firm bid quotation for U.S. dollars received by such exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers in The City of New York selected by the exchange rate agent and approved by us, one of which may be the exchange rate agent, for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of the specified currency payable on such payment date in respect of all notes denominated in such specified currency. If no such bid quotations are available, payments will be made in the specified currency, unless such specified currency is unavailable due to the imposition of exchange controls or to other circumstances beyond our control, in which case payment will be made as described below under "Special Provisions Relating to Foreign Currency Notes--Payment Currency." All currency exchange costs will be borne by the holders of such notes by deductions from such payments. Unless we otherwise specify in the applicable pricing supplement, The First National Bank of Chicago will be the exchange rate agent for the notes.


Interest Rate

     Each note, other than a zero-coupon note, will bear interest from and including the date of issue, or in the case of notes issued upon registration of transfer or exchange from and including the most recent interest payment date to which interest on such note has been paid or duly provided for. Such interest will be payable at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula or formulas, stated in such note and in the applicable pricing supplement until the principal of such note is paid or made available for payment. Interest will be payable on each interest payment date and at maturity. Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date next preceding each interest payment date; provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable. The first payment of interest on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner of such note on such next succeeding regular record date.

     The regular record date with respect to floating rate notes, as such notes are further described in the last paragraph of this subsection, shall be the date 15 calendar days prior to such interest payment date, whether or not such date shall be a business day. The regular record dates with respect to fixed rate notes, as such notes are further described in the last paragraph of this subsection, shall be the March 15 and September 15 next preceding the April 1 and October 1 interest payment dates, or if the interest payment dates are other than April and October 1, the dates specified in the applicable pricing supplement.

     Interest rates we offer on the notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any single transaction. Interest rates, interest rate formulas and other variable terms of the notes are subject to change by us from time to time, but no such change will affect any note already issued or as to which an offer to purchase has been accepted by us.

     Unless otherwise specified in the applicable pricing supplement, each note, other than a zero-coupon note, will bear interest at either (a) a fixed rate, in which case the note is a fixed rate note, or (b) a variable rate, in which case the note is a floating rate note.

Fixed Rate Notes

     The applicable pricing supplement relating to a fixed rate note will designate a fixed rate of interest per annum payable on such fixed rate note, which rate will also be stated on the face of such note. Each fixed rate note will bear interest from and including the date of issue, or in the case of notes issued upon registration or transfer or exchange, from and including the most recent interest payment date to which interest on such note has been paid or duly provided for, at such per annum rate. Unless otherwise specified in the applicable pricing supplement, the date on which interest is payable, called the interest payment dates, for the fixed rate notes will be April 1 and October 1 of each year until the principal of such note is paid or made available for payment.

     Unless we otherwise specify in the applicable pricing supplement, interest payments, if any, on a fixed rate note will be the amount of interest accrued from and including the last date in respect of which interest has been paid or duly provided for, or from and including the date of issue if no interest has been paid or provided for with respect to such note, to but excluding the interest payment date or the date of maturity. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest on fixed rate notes will be payable generally to the person in whose name such a note is registered at the close of business on the regular record date.

     If the interest payment date or the maturity for any fixed rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest may be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date or maturity, as the case may be.

Floating Rate Notes

     Unless we otherwise specify in the applicable pricing supplement, each floating rate note will bear interest at a variable rate determined by reference to an interest rate formula or formulas, which may be adjusted by adding or subtracting the spread and/or multiplying by the spread multiplier, each as described below. A floating rate note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period. The spread is the number of basis points specified by us in the applicable pricing supplement as being applicable to the interest rate for such note and the spread multiplier is the percentage specified by us in the applicable pricing supplement as being applicable to the interest rate for such note.

     The applicable pricing supplement relating to a floating rate note will designate an interest rate basis or bases for such floating rate note. Such basis or bases may be:

        *  the CD Rate, in which case such note will be a CD Rate note,

        *  the CMT Rate, in which case such note will be a CMT Rate note,

        * the Commercial Paper Rate, in which case such note will be a Commercial Paper Rate note,

        * the Eleventh District Cost of Funds Rate, in which case such note will be an Eleventh District Cost of Funds note,

        * the Federal Funds Rate, in which case such note will be a Federal Funds Rate note,

        *  LIBOR, in which case such note will be a LIBOR note,

        *  the Prime Rate, in which case such note will be a Prime Rate note,

        * the Treasury Rate, in which case such note will be a Treasury Rate note, or

        * such other interest rate formula or formulas (which may include a combination of more than one of the interest rate bases described above) as may be described in the applicable pricing supplement.

     We will also specify in the applicable pricing supplement for a floating rate note the spread and/or spread multiplier, if any, and the ceiling or floor, if any, applicable to each note. In addition, in such pricing supplement we will define or particularize for each note the following terms, if applicable: initial interest rate, interest payment dates, index maturity, LIBOR currency, designated LIBOR page, designated CMT maturity index, designated CMT Telerate page and interest reset date with respect to such note.

     Index maturity means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

     Change of Interest Rate.  Unless we otherwise specify in the applicable
     ------------------------
pricing supplement, the rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an interest reset date) as specified in the applicable pricing supplement. Unless otherwise indicated in the applicable pricing supplement, the interest reset date will be as follows:

        * in the case of floating rate notes which reset daily, each business day;

        * in the case of floating rate notes, other than the Treasury Rate notes, which reset weekly, the Wednesday of each week;

        * in the case of Treasury Rate notes which reset weekly, the Tuesday of each week;

        * in the case of floating rate notes which reset monthly, the third Wednesday of each month;

        * in the case of floating rate notes which reset quarterly, the third Wednesday of March, June, September and December;

        * in the case of floating rate notes which reset semi-annually, the third Wednesday of two months of each year, as specified in the applicable pricing supplement; and

        * in the case of floating rate notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable pricing supplement.

     In any event, the interest rate in effect from the date of issue to the first interest reset date with respect to a floating rate note will be the initial interest rate, as described in the applicable pricing supplement. If any interest reset date for any floating rate note would otherwise be a day that is not a business day for such floating rate note, the interest reset date for such floating rate note shall be postponed to the next day that is a business day for such floating rate note. However, in the case of LIBOR notes, if such business day is in the next succeeding calendar month, such interest reset date shall be the immediately preceding business day.

     Date Interest Rate Is Determined.  Unless we otherwise specify in the
     --------------------------------
applicable pricing supplement, the interest determination date pertaining to an interest reset date for a CD Rate note, a CMT Rate note, a Commercial Paper Rate note, a Federal Funds Rate note, or a Prime Rate note will be the second business day preceding the interest reset date with respect to such note.

     Unless we otherwise specify in the applicable pricing supplement, the interest determination date pertaining to an interest reset date for a LIBOR note will be the second London business day preceding such interest reset date, unless the LIBOR currency is British pounds sterling, in which case the LIBOR interest determination date will be the applicable interest reset date.

     Unless we otherwise specify in the applicable pricing supplement, the interest determination date pertaining to an interest reset date for a Treasury Rate note will be the day of the week in which such interest reset date falls on which direct obligations of the United States, known as Treasury bills, would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate note interest determination date pertaining to the interest reset date occurring in the next succeeding week. If an auction date shall fall on any interest reset date for a Treasury Rate note, then such interest reset date shall instead be the first business day immediately following such auction date.

     Unless we otherwise specify in the applicable pricing supplement, the interest determination date pertaining to an interest reset date for an Eleventh District Cost of Funds Rate note will be the last business day of the month immediately preceding the applicable interest reset date in which the Federal Home Loan Bank of San Francisco published the Index (as defined below).

     Payment of Interest.  Unless we otherwise indicate in the applicable
     -------------------
pricing supplement and except as provided below, interest will be payable as follows:

        * in the case of floating rate notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as indicated in the applicable pricing supplement;

        * in the case of floating rate notes which reset quarterly, on the third Wednesday of March, June, September and December of each year;

        * in the case of floating rate notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement;

        * in the case of floating rate notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement (each of the foregoing is an interest payment date); and

        *  in each case, at maturity.

     If an interest payment date with respect to any floating rate note would otherwise fall on a day that is not a business day with respect to such note, such interest payment date will be postponed to the following day that is a business day with respect to such note, except that in the case of a LIBOR note, if such day falls in the next calendar month, such interest payment date will be the preceding day that is a business day with respect to such LIBOR note. If the maturity of any floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest may be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after maturity.

     Unless we otherwise specify in the applicable pricing supplement, interest payments, if any, on a floating rate note will be the amount of interest accrued from and including the last date in respect of which interest has been paid or duly provided for, or from and including the date of issue if no interest has been paid or provided for with respect to such note, to but excluding the interest payment date or the date of maturity. With respect to a floating rate note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such floating rate note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated.

     The interest factor, expressed as a decimal rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards (e.g., 9.876545% or .09876545 being rounded to 9.87655% or .0987655, respectively), for each such day is computed by dividing the interest rate, expressed as a decimal rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards, applicable to such date by 360, in the case of CD Rate notes, Commercial Paper Rate notes, Eleventh District Cost of Funds Rate notes, Federal Funds Rate notes, LIBOR notes or Prime Rate notes, or by the actual number of days in the year, in the case of CMT Rate Notes and Treasury Rate notes.

     In addition to any maximum interest rate which may be applicable to any floating rate note pursuant to the above provisions, the interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law the maximum rate of interest is 25% per annum on a simple interest basis. The limit may not apply to floating rate notes in which $2,500,000 or more has been invested.

     Unless we otherwise specify in the applicable pricing supplement, the calculation date pertaining to any interest determination date, other than with respect to LIBOR notes, shall be the earlier of (i) the tenth day after such interest determination date or, if any such day is not a business day, the next succeeding business day or (ii) the business day preceding the applicable interest payment date or maturity, as the case may be.

     Upon the request of the holder of any floating rate note, the calculation agent, as described below, will provide the interest rate then in effect and, if different, the interest rate which will become effective as a result of a determination made on the most recent interest determination date with respect to such floating rate note. Unless otherwise provided in the applicable pricing supplement, The First National Bank of Chicago will be the calculation agent with respect to the floating rate notes issued under the senior indenture, and Chase Manhattan Bank and Trust Company, National Association, will be the calculation agent with respect to the floating rate notes issued under the subordinated indenture.

     The interest rate(s) on the floating rate notes that are CD Rate notes, CMT Rate notes, Commercial Paper Rate notes, Eleventh District Cost of Funds Rate notes, Federal Funds Rate notes, LIBOR notes, Prime Rate notes or Treasury Rate notes will be determined as described under the following captions, as applicable.

CD Rate Notes

     CD Rate notes will bear interest at the interest rates, calculated with reference to the CD Rate and the spread and/or spread multiplier, if any, and will be payable on the dates, that we specify on the face of the CD Rate note and in the applicable pricing supplement.

     Unless we otherwise indicate in the applicable pricing supplement, "CD Rate" means, with respect to any interest determination date relating to a CD Rate note (a CD interest determination date), the rate on such date for negotiable U.S. dollar certificates of deposit having the index maturity designated by us in the applicable pricing supplement as published in H.15(519) (as defined below) under the heading "CDs (Secondary Market)."

     The following procedures will be followed if the CD Rate cannot be determined as described above:

        * If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the calculation date pertaining to such CD interest determination date, the CD Rate will be the rate on such CD interest determination date described in H.15 Daily Update (as defined below) for the day in respect of certificates of deposit having the index maturity specified by us in the applicable pricing supplement under the caption "CDs (Secondary Market)" or another recognized electronic source used for the purpose of displaying the applicable rate.

        * If such rate is not yet published either in H.15(519) or in H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on such calculation date, the calculation agent will determine the CD Rate to be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD interest determination date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York (which may include the Agents or their affiliates) selected by the calculation agent for negotiable certificates of deposit of major United States money center banks in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement.

        * If the dealers selected by the calculation agent are not quoting as mentioned above, the CD Rate will be the CD Rate then in effect on such CD interest determination date.

     "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Federal Reserve Board.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Federal Reserve Board at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

CMT Rate Notes

     CMT Rate notes will bear interest at the interest rates, calculated with reference to the CMT Rate and the spread and/or spread multiplier, if any, and will be payable on the dates, that we specify on the face of the CMT Rate note and in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, "CMT Rate" means, with respect to any interest determination date relating to a CMT Rate note (a CMT interest determination date), the rate displayed on the designated CMT Telerate page (as described below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m.", under the column for the designated CMT maturity index (as described below) for:

     * If the designated CMT Telerate page is 7051, the rate on such CMT interest determination date, and

     * If the designated CMT Telerate page is 7052, the weekly or monthly average specified in the applicable pricing supplement for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT interest determination date occurs.

     Designated CMT Telerate page means the display on the Bridge Telerate, Inc. (or any successor service) on the page designated in the applicable pricing supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable pricing supplement, the designated CMT Telerate page will be 7052.

     Designated CMT maturity index means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable pricing supplement, the Designated CMT maturity index shall be 2 years.

     The following procedures will be used if the CMT Rate cannot be determined as described above:

     * If such rate is no longer displayed on the relevant page, or is not displayed by 3:00 p.m., New York City time, on the calculation date pertaining to such CMT interest determination date, the CMT Rate will be such Treasury Constant Maturity rate for the designated CMT maturity index as published in the relevant H.15(519).

     * If that rate is no longer published, or is not published by 3:00 p.m., New York City time, on the calculation date pertaining to such CMT interest determination date, the CMT Rate will be such Treasury Constant Maturity rate for the designated CMT maturity index (or other United States Treasury rate for the designated CMT maturity index) for the CMT interest determination date with respect to such interest reset date as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the designated CMT Telerate page and published in the relevant H.15(519).

     * If such information is not provided by 3:00 p.m., New York City time, on the calculation date pertaining to such CMT interest determination date, the calculation agent will determine the CMT Rate to be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the CMT interest determination date reported, according to their written records, by three leading primary United States government securities dealers (each, a reference dealer) in The City of New York (which may include the Agents or their affiliates) selected by the calculation agent (as described in the following sentence) for the most recently issued direct noncallable fixed rate obligations of the United States (Treasury notes) with an original maturity of approximately the designated CMT maturity index and a remaining term to maturity of not less than such designated CMT maturity index minus one year.

     * The calculation agent will select five reference dealers and will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If three or four (and not five) of such reference dealers are quoting as described above, the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

     * If the calculation agent cannot obtain three such Treasury notes quotations, the calculation agent will determine the CMT Rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT interest determination date of three reference dealers in The City of New York (selected using the same method described above), for Treasury notes with an original maturity of the number of years that is the next highest to the designated CMT maturity index and a remaining term to maturity closest to the designated CMT maturity index and in an amount of at least $100,000,000.

     * If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT Rate will be the CMT Rate in effect on such CMT interest determination date.

     * If two Treasury notes with an original maturity as described in the second preceding paragraph have remaining terms to maturity equally close to the designated CMT maturity index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

Commercial Paper Rate Notes

     Commercial Paper Rate notes will bear interest at the interest rates, calculated with reference to the Commercial Paper Rate and the spread and/or spread multiplier, if any, and will be payable on the dates, that we specify on the face of the Commercial Paper Rate note and in the applicable pricing supplement.

     Unless we otherwise indicate in the applicable pricing supplement, "Commercial Paper Rate" means, with respect to any interest determination date relating to a Commercial Paper Rate note (a commercial paper interest determination date), the money market yield, calculated as described below, on such date of the rate for commercial paper having the index maturity specified by us in the applicable pricing supplement as published in H.15(519) under the heading "Commercial Paper--Nonfinancial."

     The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

        * If the above rate is not published by 3:00 p.m., New York City time, on the calculation date pertaining to such commercial paper interest determination date, then the Commercial Paper Rate will be the money market yield of the rate on such commercial paper interest determination date for commercial paper having the index maturity specified by us in the applicable pricing supplement as published in
           H.15 Daily Update under the heading "Commercial Paper--Nonfinancial" or another recognized electronic source used for the purpose of displaying the applicable rate.

        * If by 3:00 p.m., New York City time, on such calculation date such rate is not yet published either in H.15(519) or H.15 Daily Update or in another recognized electronic source, then the calculation agent will determine the Commercial Paper Rate to be the money market yield of the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of the offered rates as of 11:00 a.m., New York City time, on such commercial paper interest determination date of three leading dealers of U.S. dollar commercial paper in The City of New York (which may include the Agents or their affiliates) selected by the calculation agent for commercial paper of the index maturity specified in the applicable pricing supplement placed for an industrial issuer whose bond rating is "Aa," or the equivalent, from a nationally recognized statistical rating organization.

        * If the dealers selected by the calculation agent are not quoting as mentioned above, the Commercial Paper Rate will be the Commercial Paper Rate then in effect on such commercial paper interest determination date.

     The money market yield shall be a yield, expressed as a percentage rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards, calculated in accordance with the following formula:


                                        D x 360
               money market yield = ----------------   x 100
                                     360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

Eleventh District Cost of Funds Rate Notes

     Eleventh District Cost of Funds Rate notes will bear interest at the interest rates, calculated with reference to the Eleventh District Cost of Funds Rate and the spread and/or spread multiplier, if any, and will be payable on the dates specified by us on the face of the Eleventh District Cost of Funds Rate note and in the applicable pricing supplement.

     Unless we otherwise indicate in the applicable pricing supplement, ``Eleventh District Cost of Funds Rate'' means, with respect to any interest determination date relating to an Eleventh District Cost of Funds Rate note (an Eleventh District Cost of Funds interest determination date), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds interest determination date falls, as such rate is displayed on Bridge Telerate, Inc., or any successor service, on page 7058, or any other page as may replace such page on such service, under the heading "Eleventh District" as of 11:00 a.m., San Francisco time, on such Eleventh District Cost of Funds interest determination date.

     The following procedures will be followed if the Eleventh District Cost of Funds Rate cannot be determined as described above:

        * If the above rate is not published by 11:00 a.m., San Francisco time, on the calculation date pertaining to the Eleventh District Cost of Funds interest determination date, the Eleventh District Cost of Funds Rate will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the Index) by the Federal Home Loan Bank of San Francisco as such cost of funds for the calendar month immediately preceding such Eleventh District Cost of Funds interest determination date.

        * If the Federal Home Loan Bank of San Francisco fails to announce the Index on or prior to such Eleventh District Cost of Funds interest determination date for the calendar month immediately preceding such Eleventh District Cost of Funds interest determination date, the Eleventh District Cost of Funds Rate will be the Eleventh District Cost of Funds Rate then in effect on the Eleventh District Cost of Funds interest determination date.

Federal Funds Rate Notes

     Federal Funds Rate notes will bear interest at the interest rates, calculated with reference to the Federal Funds Rate and the spread and/or spread multiplier, if any, and will be payable on the dates that we specify on the face of the Federal Funds Rate note and in the applicable pricing supplement.

     Unless we otherwise indicate in the applicable pricing supplement, "Federal Funds Rate" means, with respect to any interest determination date relating to a Federal Funds Rate note (a federal funds interest determination date), the rate on such date for U.S. dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)," as such rate is displayed on Bridge Telerate, Inc., or any successor service, on page 120, or any other page as may replace such page on such service.

     The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

        * If the above rate is not published by 3:00 p.m., New York City time, on the calculation date pertaining to the federal funds interest determination date, the Federal Funds Rate will be the rate on such federal funds interest determination date for U.S. dollar federal funds as published in H.15 Daily Update under the heading "Federal Funds/(Effective)" or another recognized electronic source used for the purpose of displaying the applicable rate.

        * If such rate is not yet published either in H.15(519) or H.15 Daily Update or in another recognized electronic source by 3:00 p.m., New York City time, on such calculation date, the calculation agent will determine the Federal Funds Rate to be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of the rates for the last transaction in overnight U.S. dollar federal funds arranged by each of three leading brokers of U.S. dollar federal funds transactions in The City of New York (which may include the Agents or their affiliates) selected by the calculation agent prior to 9:00 a.m., New York City time, on such federal funds interest determination date.

        * If the brokers selected by the calculation agent are not quoting as mentioned above, the Federal Funds Rate will be the Federal Funds Rate then in effect on such federal funds interest determination date.

LIBOR Notes

     LIBOR notes will bear interest at the interest rates, calculated with reference to LIBOR and the spread and/or spread multiplier, if any, and will be payable on the dates we specify on the face of the LIBOR note and in the applicable pricing supplement.

     Unless we otherwise indicate in the applicable pricing supplement, LIBOR for each interest determination date relating to a LIBOR note (a LIBOR interest determination date) will be determined by the calculation agent as follows:

        * If we specify LIBOR Reuters in the applicable pricing supplement, the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of the offered rates (unless the specified designated LIBOR page, as described below, by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the LIBOR currency, as described below, having the index maturity designated by us in the applicable pricing supplement, commencing on the second London business day immediately following such LIBOR interest determination date, that appear on the designated LIBOR page as of 11:00 a.m., London time, on that LIBOR interest determination date, if at least two such offered rates appear, unless, as mentioned, only a single rate is required, on such designated LIBOR page.

        * If we specify LIBOR Telerate in the applicable pricing supplement, the rate for deposits in the LIBOR currency having the index maturity designated in the applicable pricing supplement, commencing on the second London business day immediately following such LIBOR interest determination date, that appears on the designated LIBOR page as of 11:00 a.m., London time, on such LIBOR interest determination date.

     If neither LIBOR Reuters nor LIBOR Telerate is specified by us in the applicable pricing supplement, LIBOR for the applicable LIBOR currency will be determined as if LIBOR Telerate had been specified.

     If LIBOR Reuters is specified in the applicable pricing supplement and fewer than two offered rates appear, or if LIBOR Telerate is specified in the applicable pricing supplement and no rate appears, the calculation agent will determine LIBOR in respect of the related LIBOR interest determination date as follows:

        * The calculation agent will request the principal London offices of each of four major reference banks (which may include affiliates of the Agents) in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in the LIBOR currency for the period of the index maturity designated in the applicable pricing supplement, commencing on the second London business day immediately following such LIBOR interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR interest determination date and in a principal amount that is representative of a single transaction in such LIBOR currency in such market at such time.

        * If at least two such quotations are provided, LIBOR determined on such LIBOR interest determination date will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of such quotations.

        * If fewer than two quotations are provided, LIBOR determined on such LIBOR interest determination date will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of the rates quoted at approximately 11:00 a.m., or such other time specified in the applicable pricing supplement, in the applicable financial center for the country of the LIBOR currency on such LIBOR interest determination date, by three major banks (which may include affiliates of the Agents) in such financial center selected by the calculation agent for loans in the LIBOR currency to leading European banks, having the index maturity designated in the applicable pricing supplement and in a principal amount that is representative for a single transaction in such LIBOR currency in such market at such time.

        * If the banks so selected by the calculation agent are not quoting as mentioned above, LIBOR will be LIBOR in effect on such LIBOR interest determination date.

     The LIBOR currency is the currency specified by us in the applicable pricing supplement as the currency for which LIBOR shall be calculated. If we do not specify any such currency in the applicable pricing supplement, the LIBOR currency shall be U.S. dollars.

     The designated LIBOR page means either (a) if we designate LIBOR Reuters in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service, or any successor service on the page specified in such pricing supplement (or any other page as may replace such page on such service), for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR currency, or (b) if we designate LIBOR Telerate in the applicable pricing supplement or neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc., or any successor service on the page specified in such pricing supplement (or any other page as may replace such page on such service), for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR currency.

Prime Rate Notes

     Prime Rate notes will bear interest at the interest rates, calculated with reference to the Prime Rate and the spread and/or spread multiplier, if any, and will be payable on the dates, specified on the face of the Prime Rate note and in the applicable pricing supplement.

     Unless we otherwise indicate in the applicable pricing supplement, "Prime Rate" means, with respect to any interest determination date relating to a Prime Rate note (a prime rate interest determination date), the rate for the relevant prime rate interest determination date as published in H.15(519) under the heading "Bank Prime Loan."

     The following procedures will be followed if the Prime Rate cannot be determined as described above:

        * If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the prime rate interest determination date, then the Prime Rate will be the rate on such prime rate interest determination date as published in H.15 Daily Update opposite the caption "Bank Prime Loan" or another recognized electronic source used for the purpose of displaying the applicable rate.

        * If the rate is not published prior to 3:00 p.m., New York City time, on such calculation date, either in H.15(519) or H.15 Daily Update or in another recognized electronic source, then the calculation agent will determine the Prime Rate to be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page, as defined below, as such bank's prime rate or base lending rate as of 11:00 a.m., New York City time, on such prime rate interest determination date.

        * If fewer than four such rates appear on the Reuters Screen US PRIME 1 Page for the prime rate interest determination date, the calculation agent will determine the Prime Rate to be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such prime rate interest determination date by at least three major banks (which may include affiliates of the Agents) in The City of New York selected by the calculation agent.

        * If the banks or trust companies selected are not quoting as mentioned above, the Prime Rate will be the Prime Rate in effect on such prime rate interest determination date.

     The Reuters Screen US PRIME 1 Page is the display on the Reuter Monitor Money Rates Service (or any successor service) on the "US PRIME 1" page, or such other page as may replace the US PRIME 1 page on that service, for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate Notes

     Treasury Rate notes will bear interest at the interest rates, calculated with reference to the Treasury Rate and the spread and/or spread multiplier, if any, and will be payable on the dates specified by us on the face of the Treasury Rate note and in the applicable pricing supplement.

     Unless we otherwise indicate in the pricing supplement, "Treasury Rate" means, with respect to any interest determination date relating to a Treasury Rate note (a Treasury interest determination date), the rate for the auction held on such Treasury interest determination date of Treasury bills having the index maturity specified in the applicable pricing supplement as such rate appears on either page 56 or page 57 on the display on Bridge Telerate, Inc., or such other page or pages as may replace page 56 or page 57 on that service or such other successor service, under the heading "INVESTMENT RATE."

     The following procedures will be followed if the Treasury Rate cannot be determined as described above:

        * If the above rate is not published by 3:00 p.m., New York City time, on the calculation date pertaining to the Treasury interest determination date, the Treasury Rate will be the bond equivalent yield, calculated as described below, rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis of the rate for such Treasury bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High" or, if not so published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of such Treasury bills as announced by the United States Department of the Treasury.

        * In the event that the results of the auction of Treasury bills having the index maturity specified in the applicable pricing supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such calculation date, or if no such auction is held on such Treasury interest determination date, then the Treasury Rate will be the rate (expressed as a bond equivalent yield, rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury interest determination date of Treasury bills having the index maturity specified by us in the applicable pricing supplement as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not yet published by 3:00 p.m., New York City time, on such calculation date, the rate (expressed as a bond equivalent yield, rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury interest determination date of Treasury bills having the index maturity specified by us in the applicable pricing supplement as published in H.15 Daily Update under the caption "U.S. Government Securities/Treasury Bills/Secondary Market" or another recognized electronic source used for the purpose of displaying the applicable rate.

        * If such rate is not yet published either in H.15(519) or H.15 Daily Update or in another recognized electronic source, the calculation agent will determine the Treasury Rate to be a yield to maturity (expressed as a bond equivalent yield, rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury interest determination date, of three leading primary United States government securities dealers (which may include the Agents or their affiliates) selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement.

        * If the dealers selected by the calculation agent are not quoting as mentioned above, the Treasury Rate will be the Treasury Rate then in effect on such Treasury interest determination date.

     The bond equivalent yield shall be a yield, expressed as a percentage, calculated in accordance with the following formula:


                                              D x N
               Bond equivalent yield =  ----------------   x 100
                                          360 - (D x M)

where "D" refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.


Other Provisions Applicable to Notes

     Any provisions with respect to the notes, including the determination and/or specification of an interest rate basis or the calculation of the interest rate applicable to a floating rate note, the interest payment dates, the maturity or any other matter relating to such note, may be modified by the terms specified under "Other Terms" on the face of the note or in an addendum relating to such note, if so specified on the face of the note and in the applicable pricing supplement.


Currency Indexed Notes

     We may from time to time offer currency indexed notes, the principal amount payable at maturity and/or the interest rate of which is determined by reference to the rate of exchange between the specified currency and the other currency we specify as the indexed currency in the applicable pricing supplement, or as determined in such other manner as we may specify in the applicable pricing supplement.

     Unless we specify otherwise in the applicable pricing supplement, holders of currency indexed notes will be entitled to receive (i) an amount of principal exceeding the stated face amount of the principal of, and/or an amount of interest at an interest rate exceeding the stated rate of interest on, their currency indexed notes if, at maturity or upon the relevant interest payment date, as the case may be, the rate at which the specified currency can be exchanged for the indexed currency exceeds the rate of such exchange designated as the base exchange rate, expressed in units of the indexed currency per one unit of the specified currency, in the applicable pricing supplement or (ii) an amount of principal less than such stated face amount and/or an amount of interest at an interest rate less than such stated interest rate if, at maturity or upon the relevant interest payment date, as the case may be, the rate at which the specified currency can be exchanged for the indexed currency is less than such base exchange rate, in each case determined as described above under "Payment of Principal and Interest."

     Information as to the payment of principal and interest, the relative historical value, which information is not necessarily indicative of relative future value, of the applicable specified currency against the applicable indexed currency, any exchange controls applicable to such specified currency or indexed currency and certain tax consequences to holders of currency indexed notes will be described in the applicable pricing supplement. See "Risk Factors--Exchange Rates and Exchange Controls."


Other Indexed Notes

     In addition to currency indexed notes, notes may be issued where the principal amount payable at maturity and/or the interest rate or premium to be paid on such notes are to be determined by reference to the relationship between two or more currencies, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas. Such notes are called indexed notes. In the pricing supplement relating to such an indexed note, we will describe, as applicable, the method by which the amount of interest payable on any interest payment date and the amount of principal payable at maturity in respect of such indexed note will be determined, certain special tax consequences of the purchase, ownership or disposition of such indexed notes, certain risks associated with an investment in such indexed notes and other information relating to such indexed notes.


Dual Currency Notes

     We may from time to time offer notes, called dual currency notes, as to which we have a one-time option, exercisable on any one of the option election dates specified in the applicable pricing supplement in whole, but not in part, with respect to all dual currency notes issued on the same day and having the same terms (known as a tranche), of thereafter making all payments of principal, premium, if any, and interest, which payments would otherwise be made in the specified currency of such notes, in the optional payment currency we specify in the applicable pricing supplement. Information concerning additional terms and conditions of any issue of dual currency notes, including the relative value of the specified currency compared to the optional payment currency, will be described in the applicable pricing supplement. See "Risk Factors--Exchange Rates and Exchange Controls."


Amortizing Notes

     We may from time to time offer amortizing notes. Unless we otherwise specify in the applicable pricing supplement, interest on each amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to amortizing notes will be applied first to interest due and payable on such notes and then to the reduction of the unpaid principal amount of such notes. Further information concerning additional terms and conditions of any issue of amortizing notes will be provided in the applicable pricing supplement. A table setting forth repayment information in respect of each amortizing note will be included in the applicable pricing supplement and described on such notes.

Interest Rate Reset

     If we have the option under any note to reset the interest rate, in the case of a fixed rate note, or to reset the spread and/or spread multiplier, in the case of a floating rate note, we will indicate such option in the pricing supplement relating to such note, and, if so, (i) the date or dates on which such interest rate or such spread and/or spread multiplier, as the case may be, may be reset (each an optional reset date) and (ii) the basis or formula, if any, for such resetting.

     We may exercise such option with respect to a note by notifying the trustee of such exercise at least 45 but not more than 60 days prior to an optional reset date for such note. Not later than 40 days prior to such optional reset date, the trustee will mail to the holder of such note a notice, called the reset notice, first class, postage prepaid, setting forth:

        * our election to reset the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note,

        * such new interest rate or such new spread and/or spread multiplier, and

        * the provisions, if any, for redemption during the period from such optional reset date to the next optional reset date or, if there is no such next optional reset date, to the stated maturity of such note (each such period is called a subsequent interest period) including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such subsequent interest period.

     Notwithstanding the foregoing, not later than 20 days prior to an optional reset date for a note, we may, at our option, revoke the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, in either case provided for in the reset notice and establish a higher interest rate, in the case of a fixed rate note, or a higher spread and/or spread multiplier, in the case of a floating rate note, for the subsequent interest period commencing on such optional reset date by mailing or causing the trustee to mail notice of such higher interest rate or higher spread and/or spread multiplier, as the case may be, first class, postage prepaid, to the direct holder of such note. Such notice shall be irrevocable. All notes with respect to which the interest rate or spread and/or spread multiplier is reset on an optional reset date will bear such higher interest rate, in the case of a fixed rate note, or higher spread and/or spread multiplier, in the case of a floating rate note.

     If we elect to reset the interest rate or the spread and/or spread multiplier of a note, the holder of such note will have the option to elect repayment of such note by us on any optional reset date at a price equal to the principal amount of such note plus any accrued interest to such optional reset date. In order for a note to be so repaid on an optional reset date, the holder must follow the procedures described below under "Repayment at Option of Holder" for optional repayment, except that the period for delivery of such note or notification to the trustee shall be at least 25 but not more than 35 days prior to such optional reset date and except that a holder who has tendered a note for repayment pursuant to a reset notice may, by written notice to the trustee, revoke any such tender for repayment until the close of business on the tenth day prior to such optional reset date.


Extension of Maturity

     If we have provided in any note the option for us to extend the stated maturity for one or more periods (each an extension period) up to but not beyond the final maturity date described in the pricing supplement relating to such note, such pricing supplement will indicate such option and the basis or formula, if any, for setting the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, applicable to any such extension period, and such pricing supplement will describe any special tax consequences to holders of such notes.

     We may exercise such option with respect to a note by notifying the trustee of such exercise at least 45 but not more than 60 days prior to the original stated maturity of such note in effect prior to the exercise of such option. No later than 40 days prior to the original stated maturity, the trustee will mail to the holder of such note an extension notice relating to such extension period, first class, postage prepaid, setting forth:

        *  our election to extend the stated maturity of such note,

        *  the new stated maturity,

        * in the case of a fixed rate note, the interest rate applicable to the extension period or, in the case of a floating rate note, the spread and/or spread multiplier applicable to the extension period, and

        * the provisions, if any, for redemption during the extension period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the extension period.

     When the trustee has mailed an extension notice to the holder of a note, the stated maturity of such note shall be extended automatically as described in the extension notice, and, except as modified by the extension notice and as described in the next paragraph, such note will have the same terms as prior to the mailing of such extension notice.

     Notwithstanding the foregoing, not later than 20 days prior to the original stated maturity for a note, we may, at our option, revoke the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, provided for in the extension notice and establish a higher interest rate, in the case of a fixed rate note, or a higher spread and/or spread multiplier, in the case of a floating rate note, for the extension period by mailing or causing the trustee to mail notice of such higher interest rate or higher spread and/or spread multiplier, as the case may be, first class, postage prepaid, to the holder of such note. Such notice shall be irrevocable. All notes with respect to which the stated maturity is extended will bear such higher interest rate, in the case of a fixed rate note, or higher spread and/or spread multiplier, in the case of a floating rate note, for the extension period.

     If we elect to extend the stated maturity of a note, the direct holder of such note will have the option to elect repayment of such note by us at the original stated maturity at a price equal to the principal amount of such note plus any accrued interest to such date. In order for a note to be so repaid on the original stated maturity, the direct holder must follow the procedures described below under "Repayment at Option of Holder" for optional repayment, except that the period for delivery of such note or notification to the trustee shall be at least 25 but not more than 35 days prior to the original stated maturity and except that a direct holder who has tendered a note for repayment pursuant to an extension notice may, by written notice to the trustee, revoke any such tender for repayment until the close of business on the tenth day prior to the original stated maturity.


Renewable Notes

     If we have provided in any note for the conditional automatic extension of the stated maturity for one or more periods (each a renewal period) up to but not beyond the final maturity date described in the pricing supplement relating to such note (a renewable note), such pricing supplement will indicate such renewal provisions and the basis or formula, if any, for setting the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, applicable to any such renewal period, and such pricing supplement will describe any special tax consequences to holders of such notes.

     The renewable notes will mature on an initial maturity date specified in the applicable pricing supplement, unless the maturity of all or any portion of the principal amount thereof is extended in accordance with the procedures described below. On the interest payment dates specified in the applicable pricing supplement (each such interest payment date, an election date), the maturity of the renewable notes will be extended to the interest payment date occurring twelve months after such election date, unless the holder elects to terminate the automatic extension of the maturity of the renewable notes by delivering a notice to such effect to the trustee not less than nor more than a number of days to be specified in the applicable pricing supplement prior to such election date. Such option may be exercised with respect to less than the entire principal amount of the renewable notes; provided that the principal amount for which such option is not exercised is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, the maturity of the renewable notes may not be extended beyond the final maturity date, as specified in the applicable pricing supplement. If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the renewable notes and such election is not revoked as described below, such portion will become due and payable on the interest payment date falling six months (unless another period is specified in the applicable pricing supplement) after the election date prior to which the holder made such election.

     An election to terminate the automatic extension of maturity may be revoked by delivering a notice to such effect to the trustee on any day following the effective date of the election to terminate the automatic extension of maturity and prior to the date 15 days before the date on which such portion would otherwise mature. Such a revocation may be made for less than the entire principal amount of the renewable notes for which the automatic extension of maturity has been terminated; provided that the principal amount of the renewable notes for which the automatic extension of maturity has been terminated and for which such a revocation has not been made is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, a revocation may not be made during the period from and including a record date to but excluding the immediately succeeding interest payment date.

     An election to terminate the automatic extension of the maturity of the renewable notes, if not revoked as described above by the holder making the election or any subsequent holder, will be binding upon such subsequent holder.

     The renewable notes may be redeemed in whole or in part at the option of the Company on or commencing with the date or dates specified in the applicable pricing supplement. The renewable notes will be redeemed at the redemption price stated in the applicable pricing supplement, together with accrued and unpaid interest to the date of redemption.


Book-Entry System

     Upon issuance, all fixed rate notes, except foreign currency notes issued as certificated notes, having the same original issuance date, interest rate, specified currency and stated maturity and other terms, if any, will be
represented by a single global note.   In addition, upon issuance, all floating
rate notes, except foreign currency notes issued as certificated notes, having the same following original terms will be represented by a single global note:

        *  issuance date,

        *  interest rate basis,

        *  initial interest rate,

        *  interest reset dates,

        *  interest payment dates,

        *  index maturity,

        *  maximum interest rate (if any),

        *  minimum interest rate (if any),

        *  spread (if any),

        *  spread multiplier (if any),

        *  specified currency,

        *  LIBOR currency (if any),

        *  stated maturity, and

        *  other terms (if any).

     Each global note will be deposited with, or on behalf of, the depositary, The Depository Trust Company, New York, New York, and registered in the name of the depositary's nominee. Except as described below, global notes may be transferred, in whole and not in part, only by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary.

     The depositary has advised the agents and us as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. "Direct participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (indirect participants). The Rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

     Purchases of interests in the global notes under the depositary's system must be made by or through direct participants, which will receive a credit for such interests on the depositary's records. The ownership interest of each actual purchaser of interests in the global notes, each called a beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except as described below.

     To facilitate subsequent transfers, all global notes deposited by participants with the depositary are registered in the name of the depositary's partnership nominee, Cede & Co. The deposit of global notes with the depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the interests in the global notes; the depositary's records reflect only the identity of the direct participants to whose accounts interests in the global notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the interests in a global note are being redeemed, the depositary's practice is to determine by lot the amount of the interest of each direct participant in such global note to be redeemed.

     Neither the depositary nor Cede & Co. will consent or vote with respect to the global notes. Under its usual procedures, the depositary mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts interests in the global notes are credited on the record date (identified in a listing attached to the omnibus proxy).

     Principal and interest payments on the global notes will be made to the depositary. The depositary's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings shown on the depositary's records unless the depositary has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of the depositary, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the depositary is the responsibility of us or the trustee, disbursement of such payments to direct participants shall be the responsibility of the depositary, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

     All payments of principal and any interest on foreign currency notes which are global notes will be made in U.S. dollars unless the depositary has received notice in accordance with its procedures from any participants of their election to receive all or a specified portion of such payments in the specified currency, in which case payments in the specified currency will be made directly to such participants.

     The depositary's management is aware that some computer applications, systems and the like for processing data (systems) that are dependent upon calendar dates, including dates before, on or after January 1, 2000, may encounter "Year 2000 problems." The depositary has informed participants and other members of the financial community (the industry) that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and income payments) to security holders, book-entry deliveries and settlement of trades within the depositary, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, the depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the depositary licenses software and hardware, and third party vendors on whom the depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others.

     The depositary has informed the industry that it is contacting (and will continue to contact) third party vendors from whom the depositary acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the depositary is in the process of developing such contingency plans as it deems appropriate. According to the depositary, the information in this paragraph and the preceding paragraph with respect to the depositary has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     The notes represented by one or more global notes are exchangeable for certificated notes of like tenor as such notes if:

        * the depositary for such global notes notifies us that it is unwilling or unable to continue as depositary for such global notes or if at any time such depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended,

        * we in our discretion at any time determine not to have all of the notes of such series represented by one or more global note or notes and notify the trustee of such determination, or

        * an event of default has occurred and is continuing with respect to the notes of such series.

     Any note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the depositary holding such global notes shall direct. The authorized denominations of the notes denominated in U.S. dollars will be $1,000 or any greater amount that is an integral multiple of $1,000.
The authorized denominations of notes denominated in a specified currency other than U.S. dollars will be described in the applicable pricing supplement. Subject to the foregoing, a global note is not exchangeable, except for a global note or global notes of the same aggregate denominations to be registered in the name of such depositary or its nominee.

     The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of such information.

Redemption and Repurchase

     If we indicate in the pricing supplement relating to a note, such note will be redeemable at our option on a date or dates specified prior to the stated maturity at a price or prices described in the applicable pricing supplement, together with accrued interest to the date of redemption. The notes will not be subject to any sinking fund. We may redeem any of the notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice.

     We may at any time purchase notes at any price in the open market or otherwise. Notes we purchase in this manner may, at our discretion, be held, resold or surrendered to the trustee for cancellation.


Repayment at Option of Holder

     If we indicate in the pricing supplement relating to a note, such note will be repayable at the option of the holder on a date or dates specified prior to the stated maturity at a price or prices described in the applicable pricing supplement, together with accrued interest to the date of repayment.

     In order for a note to be repaid, the trustee must receive at the principal office of the Corporate Trust Department of the trustee in Chicago, Illinois in the case of the senior trustee and New York, New York in the case of the subordinated trustee at least 30 days, but not more than 45 days, prior to the specified repayment date, the note and notice of the holder's exercise of its repayment option as specified in the note. Exercise of the repayment option by the holder of a note shall be irrevocable, except as otherwise described under "Interest Rate Reset," "Extension of Maturity" and "Renewable Notes." The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note provided that the principal amount of the note remaining outstanding after repayment, if any, is an authorized denomination.

     The depositary or its nominee will be the holder of global notes and therefore will be the only entity that can exercise a right to repayment with respect to such notes. In order to ensure that the depositary or its nominee will timely exercise a right to repayment with respect to a particular global note, the beneficial owner of such note must instruct the broker or other direct or indirect participant through which it holds an interest in such note to notify the depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the depositary.


             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

     Foreign currency notes will not be sold in, or to residents of, the country issuing the specified currency in which particular notes are denominated. The information described in this prospectus supplement is directed to prospective purchasers who are United States residents, and we disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and interest on the notes. Such persons should consult their own counsel with regard to such matters. See "Risk Factors--Exchange Rates and Exchange Controls."

     The pricing supplement relating to notes that are denominated in, or the payment of which is determined with reference to, a specified currency other than U.S. dollars or relating to currency indexed notes will contain information concerning historical exchange rates for such specified currency against the U.S. dollar or other relevant currency (including, in the case of currency indexed notes, the applicable indexed currency), a description of such currency or currencies and any exchange controls affecting such currency or currencies. Information concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trend in fluctuations in currency exchange rates that may occur in the future.


Payment Currency

     Except as described in the applicable pricing supplement, if payment on a note is required to be made in a specified currency other than U.S. dollars and such currency is unavailable in our good faith judgment due to the imposition of exchange controls or other circumstances beyond our control, or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments with respect to such note shall be made in U.S. dollars until such currency is again available or so used. The amount so payable on any date in such foreign currency shall be converted into U.S. dollars at a rate determined by the exchange rate agent on the basis of the market exchange rate on the second business day prior to such payment, or, if the market exchange rate is not then available, the most recently available market exchange rate or as otherwise determined by us in good faith if the foregoing is impracticable. Any payment in respect of such note made under such circumstances in U.S. dollars will not constitute an event of default or default under the indentures.

     The notes that are denominated in, or the payment of which is determined by reference to, a specified currency other than U.S. dollars, will provide that, in the event of an official redenomination of a foreign currency, our obligations with respect of payments on notes denominated in such currency shall, in all cases, be regarded immediately following such redenomination as providing for the payment of that amount of redenominated currency representing the amount of such obligations immediately before such redenomination. Such notes will not provide for any adjustment to any amount payable under the notes as a result of any change in the value of a foreign currency relative to any other currency due solely to fluctuations in exchange rates.

     All determinations referred to above made by the exchange rate agent shall be at its sole discretion, except to the extent expressly provided herein that any determination is subject to our approval. In the absence of manifest error, such determinations shall be conclusive for all purposes and binding on holders of the notes and the exchange rate agent shall have no liability therefor.

Governing Law and Judgments

     The notes will be governed by and construed in accordance with the laws of the State of New York. Courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than the U.S. dollar. New York statutory law provides, however, that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Orrick, Herrington & Sutcliffe LLP, our counsel, the following summary correctly describes certain United States federal income tax consequences of the ownership of notes as of the date of this prospectus supplement. This summary is based on the Internal Revenue Code of 1986, as well as final, temporary and proposed Treasury regulations and administrative and judicial decisions. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, that could affect the accuracy of the statements described in this prospectus supplement. This summary generally is addressed only to original purchasers of the notes, deals only with notes held as capital assets and does not purport to address all United States federal income tax matters that may be relevant to investors in special tax situations, such as:

        *  life insurance companies,

        *  tax-exempt organizations,

        * dealers in securities or currencies, or traders in securities that elect to mark to market,

        * notes held as a hedge or as part of a hedging, straddle or conversion transaction, or

        * holders whose functional currency is not the U.S. dollar (called a nonfunctional currency).

     This summary deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of the ownership of notes that are due to mature more than 30 years from the date of issue will be discussed in the applicable pricing supplement. Persons considering the purchase of notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations. The applicable pricing supplement may contain a discussion of the special United States federal income tax consequences applicable to particular notes, including currency or other indexed notes, dual currency notes, amortizing notes and notes as to which the stated maturity may be extended automatically or at our option.


United States Holders

     This section describes the tax consequences to a United States holder. A United States holder is a beneficial owner of a note that is:

        *  a citizen or resident of the United States,

        *  a domestic corporation,

        * an estate whose income is subject to United States federal income tax regardless of its source, or

        * a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     If you are not a United States holder, this section does not apply to you. See "Non-United States Holders" below.

Payment of Interest

     Except as described below, interest on a note will be taxable to a United States holder as ordinary interest income at the time it accrues or is received, in accordance with the United States holder's method of accounting for tax purposes. Special rules governing the treatment of notes issued at an original issue discount are described under "Original Issue Discount" below.

Original Issue Discount

     General Treatment.  The following is a summary of the principal United
     -----------------
States federal income tax consequences of the ownership of notes issued with original issue discount. If a note has an issue price that is less than its stated redemption price at maturity (and the difference between the note's stated redemption price at maturity and the note's issue price exceeds a specified de minimis amount), the note generally will be issued with original issue discount for federal income tax purposes in the amount of such difference. The issue price of a note generally is the first price at which a substantial amount of the issue of notes is sold to the public (excluding bond houses, brokers or similar persons acting in the capacity of underwriters or wholesalers). The stated redemption price at maturity is the total amount of all payments provided by the note other than qualified stated interest payments; qualified stated interest generally is stated interest that is unconditionally payable at least annually either at a single fixed rate, or, to the extent described below, at a qualifying variable rate. Qualified stated interest will be taxable to a United States holder when accrued or received in accordance with the United States holder's method of tax accounting.

     A note will be considered to have de minimis original issue discount if the excess of its stated redemption price at maturity over its issue price is less than the product of .25 percent of the stated redemption price at maturity and the number of complete years to maturity (or the weighted average maturity in the case of a note that provides for payment of an amount other than qualified stated interest before maturity). United States holders of notes having de minimis original issue discount generally must include a proportionate amount of each payment of stated principal in income as a payment received in retirement of the note.

     United States holders of notes issued with original issue discount that is not de minimis original issue discount and that mature more than one year from the date of issuance will be required to include such original issue discount in gross income for federal income tax purposes as it accrues (regardless of such holder's method of accounting), in advance of receipt of the cash attributable to such income. Original issue discount accrues based on a compounded, constant yield to maturity; accordingly, United States holders of notes issued at an original issue discount will generally be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     The annual amount of original issue discount includable in income by the initial United States holder of a note issued at an original issue discount will equal the sum of the daily portions of the original issue discount with respect to the note for each day on which such holder held the note during the taxable year. Generally, the daily portions of the original issue discount are determined by allocating to each day in an accrual period the ratable portion of the original issue discount allocable to such accrual period. The term accrual period means an interval of time with respect to which the accrual of original issue discount is measured, and which may vary in length over the term of the note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or final day of an accrual period.

     The amount of original issue discount allocable to an accrual period will be the excess of (i) the product of the adjusted issue price of the note at the commencement of such accrual period and its yield to maturity over (ii) the amount of any qualified stated interest payments allocable to the accrual period. The adjusted issue price of the note at the beginning of the first accrual period is its issue price, and, on any day thereafter, it is the sum of the issue price and the amount of the original issue discount previously includable in the gross income of any holder (without regard to any acquisition premium), reduced by the amount of any payment other than a payment of qualified stated interest previously made with respect to the note. There is a special rule for determining the original issue discount allocable to an accrual period if an interval between payments of qualified stated interest contains more than one accrual period. The yield to maturity of the note is the yield to maturity computed on the basis of a constant interest rate, compounding at the end of each accrual period; such constant yield, however, must take into account the length of the particular accrual period. If all accrual periods are of equal length except for an initial or an initial and final shorter accrual period(s), the amount of original issue discount allocable to the initial period may be computed using any reasonable method; the original issue discount allocable to the final accrual period is in any event the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

     If a portion of the initial purchase price of a note is attributable to pre-issuance accrued interest, the first stated interest payment on the note is to be made within one year of the note's issue date, and the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States holder may elect to decrease the issue price of the note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the note.

     If a note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the note will be subject to the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

     For purposes of calculating the yield and maturity of a note subject to an issuer or holder right to accelerate principal repayment (respectively, a call option or put option), such call option or put option is presumed exercised if the yield on the note would be less or more, respectively, than it would be if the option were not exercised. The effect of this rule generally may be to accelerate or defer the inclusion of original issue discount in the income of a United States holder whose note is subject to a put option or a call option, as compared to a note that does not have such an option. If any such option presumed to be exercised is not in fact exercised, the note is treated as reissued on the date of presumed exercise for an amount equal to its adjusted issue price on that date for purposes of redetermining such note's yield and maturity and any related subsequent accruals of original issue discount.

     Variable Rate Debt Instruments.  Certain notes that provide for a variable
     ------------------------------
rate of interest may be treated as variable rate debt instruments. A note will be treated as a variable rate debt instrument if:

        * the debt instrument does not provide for contingent principal payments,

        * the issue price of the debt instrument does not exceed the total noncontingent principal payments by more than the product of such principal payments and the lesser of (i) 15 percent or (ii) the product of

           1.5 percent and the number of complete years in the debt instrument's term (or its weighted average maturity in the case of an installment obligation), and

        * the debt instrument does not provide for any stated interest other than stated interest paid or compounded at least annually at a qualifying variable rate which is (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A qualified floating rate or objective rate must be set at a current value of that rate; a current value is the value of the variable rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that day. A qualified floating rate is a variable rate whose variations can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. A qualified floating rate may be multiplied by a fixed, positive multiple that is greater than .65 but not more than 1.35, and may be increased or decreased by a fixed rate. Certain combinations of rates constitute a single qualified floating rate, including (i) interest stated at a fixed rate for an initial period of one year or less followed by a qualified floating rate if the value of the floating rate at the issue date is intended to approximate the fixed rate, and (ii) two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the debt instrument. A combination of such rates is conclusively presumed to be a single qualified floating rate if the values of all rates on the issue date are within .25 percentage points of each other. A variable rate that is subject to an interest rate cap, floor, governor or similar restriction on rate adjustment may be a qualified floating rate only if such restriction is fixed throughout the term of the debt instrument, or is not reasonably expected as of the issue date to cause the yield on the debt instrument to differ significantly from its expected yield absent the restriction.

     An objective rate is defined as a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information (other than a rate based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party)). The Internal Revenue Service (IRS) may designate other variable rates that will be treated as objective rates. However, a variable rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the debt instrument's term will differ significantly from the average value of such rate during the final half of its term. A combination of interest stated at a fixed rate for an initial period of one year or less followed by an objective rate is treated as a single objective rate if the value of the objective rate at the issue date is intended to approximate the fixed rate; such a combination of rates is conclusively presumed to be a single objective rate if the objective rate on the issue date does not differ from the fixed rate by more than .25 percentage points. An objective rate is a qualified inverse floating rate if it is equal to a fixed rate reduced by a qualified floating rate, the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate (disregarding permissible rate caps, floors, governors and similar restrictions such as are discussed above).

     Under these rules, CD Rate notes, CMT Rate notes, Commercial Paper Rate notes, Eleventh District Cost of Funds Rate notes, Federal Funds Rate notes, LIBOR notes, Prime Rate notes, and Treasury Rate notes generally will be treated as bearing interest at a qualifying variable rate.

     If a note is a variable rate debt instrument, special rules apply to determine the amount of qualified stated interest and the amount and accrual of any original issue discount. If the note bears interest that is unconditionally payable at least annually at a single qualified floating rate or objective rate, all stated interest is treated as qualified stated interest. The accrual of any original issue discount is determined by assuming the note bears interest at a fixed interest rate equal to the issue date value of the qualified floating rate or qualified inverse floating rate, or equal to the reasonably expected yield for the note in the case of any other objective rate. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.

     If the note bears interest at a qualifying variable rate other than a single qualified floating rate or objective rate, the amount and accrual of original issue discount generally are determined by (i) determining a fixed rate substitute for each variable rate as described in the preceding sentence, (ii) determining the amount of qualified stated interest and original issue discount by assuming the note bears interest at such substitute fixed rates and (iii) making appropriate adjustments to the qualified stated interest and original issue discount so determined for actual interest rates under the note. However, if such qualifying variable rate includes a fixed rate, the note first is treated for purposes of applying clause (i) of the preceding sentence as if it provided for an assumed qualified floating rate (or qualified inverse floating rate if the actual variable rate is such) in lieu of the fixed rate; the assumed variable rate would be a rate that would cause the note to have approximately the same fair market value.

     Variable rate notes that do not bear interest at a qualifying variable rate or that have contingent principal payments or an issue price that exceeds the noncontingent principal payments by more than the allowable amount will be treated as contingent payment debt instruments. The pricing supplement applicable to any such debt instrument will describe the material federal income tax consequences of the ownership of such instrument.

     Short-Term Notes.  A note that matures one year or less from the date of
     ----------------
its issuance is called a short-term note. In general, an individual or other cash method United States holder of a short-term note is not required to accrue original issue discount for federal income tax purposes unless it elects to do so. United States holders who report income for United States federal income tax purposes on the accrual method and certain other holders, including banks, common trust funds, certain pass-through entities, holders who holds the note as part of certain identified hedging transactions, regulated investment companies and dealers in securities, are required to include original issue discount on such notes on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant interest method based on daily compounding.

     In the case of a United States holder who is not required and does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of such a note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant interest method based on daily compounding) through the date of sale, exchange or retirement. In addition, such non-electing holders who are not subject to the current inclusion requirement described in this paragraph will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry such notes in an amount not exceeding the deferred interest income, until such deferred interest income is realized.

     For purposes of determining the amount of original issue discount subject to these rules, all interest payments on a short-term note, including stated interest, are included in the short-term note's stated redemption price at maturity.

Premium and Market Discount

     If a United States holder purchases a note, other than a short-term note, for an amount that is less than the note's stated redemption price at maturity, or, in the case of a note issued at an original issue discount, less than its revised issue price (which is the sum of the issue price of the note and the aggregate amount of the original issue discount previously includable in the gross income of any holder (without regard to any acquisition premium)) as of the date of purchase, the amount of the difference generally will be treated as market discount for United States federal income tax purposes; however, a note acquired at its original issue will not have market discount unless the note is purchased at less than its issue price. Market discount generally will be de minimis and hence disregarded, however, if it is less than the product of .25 percent of the stated redemption price at maturity of the note and the number of remaining complete years to maturity (or weighted average maturity in the case of notes paying any amount other than qualified stated interest prior to maturity).

     Under the market discount rules, a United States holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of any accrued market discount which has not previously been included in income. If such note is disposed of in a nontaxable transaction (other than certain specified nonrecognition transactions), accrued market discount will be includable as ordinary income to the United States holder as if such holder had sold the note at its then fair market value. In addition, the United States holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

     Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity of a note, unless the United States holder elects to accrue on a constant yield basis. A United States holder of a note may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount currently applies to all market discount obligations acquired during or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

     A United States holder who purchases a note issued at an original issue discount for an amount exceeding its adjusted issue price (as defined above) and less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest will be considered to have purchased such note with acquisition premium. The amount of original issue discount which such holder must include in gross income with respect to such note will be reduced in the proportion that such excess bears to the original issue discount remaining to be accrued as of the note's acquisition.

     A United States holder who acquires a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest will be considered to have purchased such note at a premium, and will not be required to include any original issue discount in income. A United States holder generally may elect to amortize such premium using a constant yield method over the remaining term of the note. The amortized premium will be treated as a reduction of the interest income from the note. Any such election shall apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held at the beginning of the first taxable year to which the election applies or thereafter acquired, and is irrevocable without the consent of the IRS. Special rules may apply if a note is subject to call prior to maturity at a price in excess of its stated redemption price at maturity.

Constant Yield Election

     A United States holder of a note may elect to include in income all interest and discount, as adjusted by any premium with respect to such note based on a constant yield method, as described above. The election is made for the taxable year in which the United States holder acquired the note, and it may not be revoked without the consent of the IRS. If such election is made with respect to a note having market discount, such holder will be deemed to have elected currently to include market discount on a constant interest basis with respect to all debt instruments having market discount acquired during the year of election or thereafter. If made with respect to a note having amortizable bond premium, such holder will be deemed to have made an election to amortize premium generally with respect to all debt instruments having amortizable bond premium held by the taxpayer during the year of election or thereafter.

Sale and Retirement of the Notes

     Upon the sale, exchange or retirement of a note, a United States holder will recognize taxable gain or loss equal to the difference between the amount realized from the sale, exchange or retirement and the United States holder's adjusted tax basis in the note. Such gain or loss generally will be capital gain or loss, except to the extent of any accrued market discount (see "Premium and Market Discount" above) and accrued but unpaid interest. Such capital gain or loss will be long-term capital gain or loss if the note has been held for more than one year. A United States holder's adjusted tax basis in a note will equal the cost of the note, increased by any original issue discount or market discount previously included in taxable income by the United States holder with respect to such note, and reduced by any amortizable bond premium applied to reduce interest on a note, any principal payments received by the United States holder and in the case of notes issued at an original issue discount, any other payments not constituting qualified stated interest (as defined above).

     Special rules regarding the treatment of gain realized with respect to short-term notes issued at an original issue discount are described under "Original Issue Discount" above.

Nonfunctional Currency Notes

     The following is a summary of the principal United States federal income tax consequences to a United States holder of the ownership of a foreign currency note or a note determined by reference to a specified currency other than the U.S. dollar, which are collectively referred to as nonfunctional currency notes. Persons considering the purchase of nonfunctional currency notes should consult their own tax advisors with regard to the application of the United States federal income tax laws to their particular situations, as well as any consequences arising under the laws of any other taxing jurisdictions.

     In general, if a payment of interest with respect to a note is made in (or determined by reference to the value of) nonfunctional currency, the amount includable in the income of the United States holder will be, in the case of a cash basis United States holder, the U.S. dollar value of the nonfunctional currency payment based on the exchange rate in effect on the date of receipt or, in the case of an accrual basis United States holder, based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year), in either case regardless of whether the payment is in fact converted into U.S. dollars. Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of the nonfunctional currency note) in (or determined by reference to the value
of) nonfunctional currency, an accrual basis United States holder will recognize ordinary income or loss measured by the difference between such average exchange rate and the exchange rate in effect on the date of receipt. Accrual basis United States holders may determine the U.S. dollar value of any interest income accrued in a nonfunctional currency under an alternative method, described below as the spot accrual convention.

     A United States holder will have a tax basis in any nonfunctional currency received as payment of interest on, or on the sale, exchange or retirement of, the nonfunctional currency note equal to the U.S. dollar value of such nonfunctional currency, determined at the time of payment, or the disposition of the nonfunctional currency note. Any gain or loss realized by a United States holder on a sale or other disposition of nonfunctional currency (including its exchange for U.S. dollars or its use to purchase nonfunctional currency notes) will be ordinary income or loss.

     A United States holder's tax basis in a nonfunctional currency note, and the amount of any subsequent adjustments to such holder's tax basis, will be the U.S. dollar value of the nonfunctional currency amount paid for such nonfunctional currency note, or the nonfunctional currency amount of the adjustment, determined using the spot rate on the date of such purchase or adjustment and increased by the amount of any original issue discount included in the United States holder's income (and accrued market discount, in the case of a United States holder who has elected to currently include market discount, as described above) with respect to the nonfunctional currency note and reduced by the amount of any payments on the nonfunctional currency note that are not qualified stated interest payments and by the amount of any amortizable bond premium applied to reduce interest on the nonfunctional currency note.

     A United States holder who converts U.S. dollars to a nonfunctional currency and immediately uses that currency to purchase a nonfunctional currency note denominated in the same currency normally will not recognize gain or loss in connection with such conversion and purchase. However, a United States holder who purchases a nonfunctional currency note with previously owned nonfunctional currency will recognize gain or loss in an amount equal to the difference, if any, between such holder's tax basis in the nonfunctional currency and the U.S. dollar value of the nonfunctional currency on the date of purchase.

     For purposes of determining the amount of any gain or loss recognized by a United States holder on the sale, exchange or retirement of a nonfunctional currency note (as described above in the section "Sale and Retirement of the Notes"), the amount realized upon such sale, exchange or retirement will be the U.S. dollar value of the nonfunctional currency received (or that was payable, in the case the payment was made in U.S. dollars), determined using the spot rate on the date of the sale, exchange or retirement.

     Gain or loss realized upon the sale, exchange or retirement of a nonfunctional currency note that is attributable to fluctuations in currency exchange rates will be treated as ordinary income or loss. Gain or loss attributable to fluctuations in exchange rates will be calculated by multiplying the original purchase price paid by the United States holder (expressed in the relevant nonfunctional currency) by the change in the relevant exchange rate (expressed in dollars per unit of relevant nonfunctional currency) between the date on which the United States holder acquired the nonfunctional currency note and the date on which the United States holder received payment in respect of the sale, exchange or retirement of the nonfunctional currency note. Such nonfunctional currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States holder on the sale, exchange or retirement of the nonfunctional currency note.

     Original issue discount on a note which is also a nonfunctional currency note is to be determined for any accrual period in the relevant nonfunctional currency and then translated into the United States holder's functional currency on the basis of the average exchange rate in effect during such accrual period. If the interest accrual period spans two taxable years, the original issue discount accruing within each year's portion of the accrual period is to be translated into U.S. dollars on the basis of the average exchange rate for the partial period within the taxable year.

     A United States holder may elect to translate original issue discount (and, in the case of an accrual basis United States holder, accrued interest) into U.S. dollars at the exchange rate in effect on the last day of an accrual period for the original issue discount or interest, or in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the partial period within the taxable year (the spot accrual convention). Additionally, if a payment of original issue discount or interest is actually received within five business days of the last day of the accrual period or taxable year, an electing United States holder may instead translate such original issue discount or accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the United States holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States holder, and will be irrevocable without the consent of the IRS.

     Because exchange rates may fluctuate, a United States holder of a note with original issue discount denominated in a nonfunctional currency may recognize a different amount of original issue discount income in each accrual period than would the United States holder of a similar note with original issue discount denominated in U.S. dollars. Also, as described above, exchange gain or loss will be recognized when the original issue discount is paid or the United States holder disposes of the note.

     If the United States holder of a nonfunctional currency note has not elected to include market discount in income currently as it accrues, the amount of accrued market discount must be determined in the nonfunctional currency and translated into U.S. dollars using the spot exchange rate in effect on the date principal is paid or the nonfunctional currency note is sold, exchanged, retired or otherwise disposed of. No part of such accrued market discount is treated as exchange gain or loss. If the United States holder has elected to include market discount in income currently as it accrues, the amount of market discount which accrues during any accrual period will be required to be determined in units of nonfunctional currency and translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. Such an electing United States holder will recognize exchange gain or loss with respect to accrued market discount under the same rules that apply to the accrual of interest payments on a nonfunctional currency note by a United States holder on the accrual basis.

Backup Withholding and Information Reporting

     A 31 percent backup withholding tax and certain information reporting requirements may apply to payments of principal, premium and interest (including any original issue discount) made to, and the proceeds of disposition of a note by, certain United States holders. Backup withholding will apply only if (i) the United States holder fails to furnish its Taxpayer Identification Number to the payor, (ii) the IRS notifies the payor that the United States holder has furnished an incorrect Taxpayer Identification Number, (iii) the IRS notifies the payor that the United States holder has failed to report properly payments of interest and dividends or (iv) under certain circumstances, the United States holder fails to certify, under penalty of perjury, that it has both furnished a correct Taxpayer Identification Number and not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. United States holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

     The amount of any backup withholding from a payment to a United States holder will be allowed as a credit against the holder's federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.


Non-United States Holders

     This section describes the tax consequences to a non-United States holder. You are a non-United States holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

        *  a nonresident alien individual,

        *  a foreign corporation,

        *  a foreign partnership, or

        * an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain in respect of a note.

     A non-United States holder generally will not be subject to United States federal withholding tax with respect to payments of principal, premium (if any) and interest (including original issue discount) on notes, provided that (i) the holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the holder is not for United States federal income tax purposes a controlled foreign corporation related to us through stock ownership, (iii) the beneficial owner of the note certifies to us or our agent under penalties of perjury as to its status as a non-United States holder and complies with applicable identification procedures and (iv) the payment is not a payment of contingent interest (generally a payment based on or determined by reference to income, profits, cash flow, sales, dividends or other comparable attributes of the obligor or a party related to the obligor). The applicable pricing supplement will indicate if a note pays this contingent interest.

     In certain circumstances, the above-described certification can be provided by a bank or other financial institution. Recently finalized Treasury regulations, that are generally effective with respect to payments made after December 31, 2000, would provide alternative methods for satisfying the above-described certification requirements. These recently finalized Treasury regulations also generally would require, in the case of notes held by a foreign partnership, that (i) the certification described above be provided by the partners rather than by the foreign partnership and (ii) the partnership provide certain information, including a United States taxpayer identification number.
A look-through rule generally would apply in the case of tiered partnerships.

     In addition, a non-United States holder of a note generally will not be subject to United States federal income tax on any gain realized upon the sale, retirement or other disposition of a note, unless the holder is an individual who is present in the United States for 183 days or more during the taxable year of sale, retirement or other disposition and certain other conditions are met. If a non-United States holder of a note is engaged in a trade or business in the United States and income or gain from the note is effectively connected with the conduct of such trade or business, the non-United States holder will be exempt from withholding tax if appropriate certification has been provided, but will generally be subject to regular United States income tax on such income and gain in the same manner as if it were a United States holder. In addition, if such non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for the taxable year, subject to adjustments.

     A note held by an individual who is a non-United States holder at the time of death will not be subject to United States federal estate tax upon such individual's death if at the time of death (i) such holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, (ii) payments with respect to the note would not have been effectively connected with a United States trade or business of such individual and (iii) payments with respect to the note would not be considered to be a payment of contingent interest as described above.

     Backup withholding and information reporting will not apply to payments of principal, premium, if any, and interest made to a non-United States holder by us on a note with respect to which the holder has provided the required certification under penalties of perjury of its non-United States holder status or has otherwise established an exemption, provided in each case that we or our trustee, as the case may be, do not have actual knowledge that the payee is a United States person. Payments on the sale, exchange or other disposition of a note by a non-United States holder effected outside the United States to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income is derived from its conduct of a United States trade or business for a specified three-year period (or, in addition, for payments made after December 31, 2000, a foreign partnership engaged in a United States trade or business or in which United States persons hold more than 50 percent of the income or capital interests, or certain United States branches of foreign banks or insurance companies), information reporting will be required unless the beneficial owner has provided certain required information or documentation to the broker to establish its non-United States status or otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies under penalties of perjury to its non-United States holder status or otherwise establishes an exemption.

     Non-United States holders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.


                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     The notes are being offered from time to time by us through Chase Securities Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and Lehman Brothers Inc., as agents, who have severally agreed to use their reasonable best efforts to solicit offers to purchase the notes. We may also sell notes to any agent, as principal, and such agent may resell such notes as further described below. We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes as a whole or in part. The agents shall have the right, in their discretion reasonably exercised, to reject any proposed purchase of notes as a whole or in part. Unless otherwise specified in the applicable pricing supplement, we will pay each agent a commission (or grant a discount) ranging from .125% to 1.050%, depending upon the maturity, of the principal amount of notes sold through such agent. Commissions and discounts with respect to notes with maturities in excess of 30 years will be negotiated between us and such agent at the time of sale.

     No termination date for the offering of the notes has been established. We reserve the right to withdraw, cancel or modify this offer without notice.

     Unless otherwise indicated in the applicable pricing supplement, any note sold to an agent as principal will be purchased by such agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a note of identical maturity. Such notes may be resold by the agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, or at varying prices relating to prevailing market prices determined at the time of sale or, if so agreed, at a fixed public offering price. After the initial public offering of notes to be resold to investors and other purchasers, the public offering price (in the case of notes to be resold at a fixed public offering price) and any concession or discount, may be changed. In addition, the agents may resell notes they have purchased as principal to other dealers. Such resales may be at a discount and, unless otherwise specified in the applicable pricing supplement, such discount allowed to any dealer will not exceed the discount to be received by such agent from us. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended.

     Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on any securities exchange. No note will have an established trading market when issued. The agents have informed us that they intend to make a market in the notes. However, the agents are not obligated to make such a market and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any notes.

     In connection with certain offerings of the notes, the agents may engage in overallotment, stabilizing and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which creates a short position for the agents. Stabilizing transactions involve bids for the purchase of notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. Those activities, if begun, may be discontinued at any time.

     The agents, as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     We reserve the right to sell notes directly to investors on our own behalf, in which case no discount will be allowed or commission paid.

     In the ordinary course of their respective businesses, certain of the agents or their affiliates have engaged and may in the future engage in general financing and banking and investment banking transactions with us or our affiliates. The subordinated trustee, Chase Manhattan Bank and Trust Company, National Association, is an affiliate of Chase Securities Inc., one of the agents.

                                   PROSPECTUS

                                 $2,000,000,000

                        PROVIDIAN FINANCIAL CORPORATION
       COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES, DEBT SECURITIES,
                             COMMON STOCK WARRANTS,
 PREFERRED STOCK WARRANTS, THIRD PARTY WARRANTS, DEBT WARRANTS, STOCK PURCHASE
                CONTRACTS, STOCK PURCHASE UNITS AND OTHER UNITS

                             PROVIDIAN FINANCING I
                             PROVIDIAN FINANCING II
                            PROVIDIAN FINANCING III
                             PROVIDIAN FINANCING IV
            PREFERRED SECURITIES, GUARANTEED TO THE EXTENT SET FORTH
                   HEREIN BY PROVIDIAN FINANCIAL CORPORATION

     Providian Financial Corporation (the "Company" or "Providian"), a Delaware corporation, directly or through agents, dealers or underwriters designated from time to time, or by third parties ("Third Parties") who have acquired securities of the Company in private transactions or otherwise, or counterparties with whom the Company may enter into hedging transactions (the "Counterparties"), may sell from time to time up to $2,000,000,000 (or, if applicable, the equivalent thereof in other currencies) in the aggregate, subject to the limitations set forth below, of (a) shares of common stock, $0.01 par value per share, of the Company ("Common Stock"), (b) shares of preferred stock, $0.01 par value per share, of the Company ("Preferred Stock"), in one or more series, (c) depositary shares of the Company ("Depositary Shares"), (d) unsecured senior or subordinated debt securities of the Company ("Debt Securities"), (e) options, warrants and other rights to purchase shares of Common Stock ("Common Stock Warrants") or shares of Preferred Stock ("Preferred Stock Warrants"), (f) options, warrants and other rights to purchase shares of capital stock or debt of another corporation or other entity ("Third Party Warrants"), (g) options, warrants and other rights to purchase Debt Securities ("Debt Warrants"), (h) stock purchase contracts ("Stock Purchase Contracts") to purchase Common Stock or Preferred Stock (i) stock purchase units ("Stock Purchase Units") each representing ownership of a Stock Purchase Contract and Preferred Stock, Debt Securities, debt obligations of third parties, including the United States of America or agencies or instrumentalities thereof ("U.S. Obligations") or Preferred Securities (as defined below), securing the holder's obligation to purchase Common Stock or Preferred Stock under the Stock Purchase Contract or
(j) other units ("Other Units"), each of which may represent any combination of the following: Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Common Stock Warrants, Preferred Stock Warrants, Third Party Warrants, Debt Warrants, Stock Purchase Contracts, Stock Purchase Units, Preferred Securities or Guarantees.

     Providian Financing I, Providian Financing II, Providian Financing III and Providian Financing IV, each of which is a statutory business trust formed under the laws of the State of Delaware (each a "Financing Trust"), the Common Securities (as defined herein) of which will be wholly owned by the Company at the time of issuance of Preferred Securities, may offer preferred securities representing undivided beneficial interests in the assets of the respective Financing Trust ("Preferred Securities"). The payment of periodic cash distributions with respect to Preferred Securities of each of the Financing Trusts out of moneys held by each of the Financing Trusts, and payments on liquidation, redemption or otherwise with respect to such Preferred Securities, will be guaranteed by the Company to the extent described herein (each a "Guarantee"). See "Description of the Guarantees." The Company's obligations under the Guarantees are subordinate and junior in right of payment to all senior liabilities of the Company and rank pari passu with the obligations of the Company under any similar guarantee agreements issued by the Company on behalf of holders of Subordinated Debt Securities. In the event a Financing Trust issues Preferred Securities or Common Securities, the proceeds to such Financing Trust from such offering will be invested in subordinated Debt Securities, which will be issued and sold in one or more series by the Company to such Financing Trust or the trustee of such trust. The subordinated Debt Securities purchased by a Financing Trust may be subsequently distributed pro rata to holders of Preferred Securities or Common Securities in connection with the dissolution of such Financing Trust upon the occurrence of certain events as may be described in an accompanying Prospectus Supplement.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     ADDITIONAL INFORMATION REGARDING THE SECURITIES IS SET FORTH ON THE INSIDE FRONT COVER. FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE SECURITIES, SEE "GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS" ON PAGE 10.

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                  The date of this Prospectus is May 14, 1999

     The Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Common Stock Warrants, Preferred Stock Warrants, Third Party Warrants, Debt Warrants, Stock Purchase Contracts, Stock Purchase Units, Preferred Securities, Guarantees and Other Units are collectively referred to herein as the "Securities."

     The Company, each Financing Trust, Third Parties or Counterparties may sell the Securities to or through underwriters, dealers or agents or directly to purchasers. See "Plan of Distribution." The Company and each Financing Trust reserve the sole right to accept and, together with their respective agents from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents. The accompanying Prospectus Supplement sets forth, among other things, the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, and any applicable fee, commission or discount arrangements with them.

                         ______________________________

     All specific terms of the offering and sale of Securities, including the initial public offering price, aggregate amount, listing on any securities exchange or quotation system, risk factors and the agents, dealers or underwriters, if any, to be utilized in connection with the sale of the Securities, will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"). With respect to the Preferred Stock, the related Prospectus Supplement will set forth, among other things, the specific designation, rights, preferences, privileges and restrictions thereof, including dividend rate or rates (or method of ascertaining the same), dividend payment dates, voting rights, liquidation preference, and any conversion, exchange, redemption or sinking fund provisions. With respect to the Debt Securities, the related Prospectus Supplement will set forth, among other things, the specific designation, rights and restrictions, including whether they are senior or subordinated, the currencies or currency units in which they are denominated, the aggregate principal amount, the maturity, rate or rates of interest (or method of ascertaining the same) and time of payment thereof, and any conversion, exchange, redemption or sinking fund provisions. With respect to the Common Stock Warrants, Preferred Stock Warrants, Third Party Warrants and Debt Warrants, the related Prospectus Supplement will contain, among other things, a description of the Common Stock, Preferred Stock, capital stock or debt of such third party and Debt Securities, respectively, for which each warrant will be exercisable and the exercise price, duration, detachability, call provisions and other principal terms of such Warrants. With respect to the Stock Purchase Contracts, the related Prospectus Supplement will set forth, among other things, the designation and number of shares of Common Stock or Preferred Stock issuable thereunder, the purchase price of the Common Stock or Preferred Stock, the date or dates on which the Common Stock or Preferred Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof. In the case of Stock Purchase Units, the related Prospectus Supplement will set forth, among other things, the specific terms of the Stock Purchase Contracts and any Preferred Stock, Debt Securities or debt obligations of third parties or Preferred Securities securing the holder's obligation to purchase the Preferred Stock or Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof. With respect to the Preferred Securities, the related Prospectus Supplement will set forth, among other things, the specific designation, rights, preferences, privileges and restrictions thereof, including dividend rate or rates (or method of ascertaining the same), dividend payment dates, voting rights, liquidation preference, and any conversion, exchange, redemption or sinking fund provisions, the terms upon which the proceeds of the sale of the Preferred Securities will be used to purchase a specific series of subordinated Debt Securities of the Company and the terms upon which the obligations of the relevant Financing Trust to make periodic cash distributions on the Preferred Securities or make payments upon liquidation or dissolution of such Financing Trust or upon redemption of the Preferred Securities, to the extent funds are available therefor, shall be unconditionally guaranteed by Providian. With respect to the Other Units, the related Prospectus Supplement will set forth, among other things, the specific terms of any Common Stock, Preferred Stock, Common Stock Warrants, Preferred Stock Warrants, Third Party Warrants, Debt Warrants, Stock Purchase Contracts, Stock Purchase Units, Preferred Securities and Guarantees, and the terms of the offering and sale thereof.

                         ______________________________

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES AND THE COMMON STOCK OF THE COMPANY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING TRANSACTIONS, THE PURCHASE OF SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE SECURITIES ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "PLAN OF DISTRIBUTION."

                               TABLE OF CONTENTS

     NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PROVIDIAN FINANCIAL CORPORATION, PROVIDIAN FINANCING I, PROVIDIAN FINANCING II, PROVIDIAN FINANCING III OR PROVIDIAN FINANCING IV OR BY ANY AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PROVIDIAN FINANCIAL CORPORATION, PROVIDIAN FINANCING I, PROVIDIAN FINANCING II, PROVIDIAN FINANCING III OR PROVIDIAN FINANCING IV OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                               TABLE OF CONTENTS

                                                                                                                                Page
                                                                                                                                ----
INDEX OF TERMS................................................................................................................     6

AVAILABLE INFORMATION.........................................................................................................     7

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................................................................     7

PROVIDIAN FINANCIAL CORPORATION...............................................................................................     8

THE FINANCING TRUSTS..........................................................................................................     8

USE OF PROCEEDS...............................................................................................................     9

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS..     9

GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS............................................................................    10

DESCRIPTION OF THE COMMON STOCK...............................................................................................    10

     GENERAL..................................................................................................................    10

     CERTAIN CERTIFICATE OF INCORPORATION PROVISIONS..........................................................................    10

     RIGHTS AGREEMENT.........................................................................................................    10

     LISTING..................................................................................................................    11

DESCRIPTION OF THE PREFERRED STOCK............................................................................................    11

DESCRIPTION OF THE DEPOSITARY SHARES..........................................................................................    12

     GENERAL..................................................................................................................    12

     DIVIDENDS AND OTHER DISTRIBUTIONS........................................................................................    13

     REDEMPTION OF DEPOSITARY SHARES..........................................................................................    13

     VOTING THE PREFERRED STOCK...............................................................................................    14

     AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT.......................................................................    14

     CHARGES OF DEPOSITARY....................................................................................................    14

                                                                                                                                Page
                                                                                                                                ----
     MISCELLANEOUS............................................................................................................    14

     RESIGNATION AND REMOVAL OF DEPOSITARY....................................................................................    14

DESCRIPTION OF THE DEBT SECURITIES............................................................................................    15

     GENERAL..................................................................................................................    15

     SENIOR DEBT SECURITIES...................................................................................................    16

     SUBORDINATED DEBT SECURITIES.............................................................................................    16

DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON STOCK OR PREFERRED STOCK.......................................................    17

     GENERAL..................................................................................................................    17

     EXERCISE OF THE STOCK WARRANTS...........................................................................................    17

     ANTIDILUTION PROVISIONS..................................................................................................    17

     NO RIGHTS AS STOCKHOLDERS................................................................................................    18

DESCRIPTION OF THE THIRD PARTY WARRANTS.......................................................................................    18

     GENERAL..................................................................................................................    18

     EXERCISE OF THIRD PARTY WARRANTS.........................................................................................    19

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES.......................................................................    19

     GENERAL..................................................................................................................    19

     EXERCISE OF DEBT WARRANTS................................................................................................    20

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS..........................................................    20

DESCRIPTION OF THE PREFERRED SECURITIES.......................................................................................    21

DESCRIPTION OF THE GUARANTEES.................................................................................................    21

     GENERAL..................................................................................................................    22

     CERTAIN COVENANTS OF THE COMPANY.........................................................................................    22

     MODIFICATION OF THE GUARANTEES; ASSIGNMENT...............................................................................    23

     EVENTS OF DEFAULT........................................................................................................    23

     TERMINATION OF THE GUARANTEES............................................................................................    23

     STATUS OF THE GUARANTEES.................................................................................................    23

DESCRIPTION OF THE OTHER UNITS................................................................................................    24

PLAN OF DISTRIBUTION..........................................................................................................    24

ERISA AND TAX CONSIDERATIONS..................................................................................................    26

LEGAL MATTERS.................................................................................................................    26

EXPERTS.......................................................................................................................    26

                                INDEX OF TERMS

Acquiring Party.......................................................... 11
Administrators...........................................................  9

Certificate of Incorporation............................................. 10
Code..................................................................... 26
Commission...............................................................  7
Common Securities........................................................  8
Common Securities Guarantees............................................. 22
Common Stock.............................................................  1
Common Stock Warrants....................................................  1
Company..................................................................  1
Counterparties...........................................................  1

Debt Depositary.......................................................... 15
Debt Securities..........................................................  1
Debt Warrant Agent....................................................... 19
Debt Warrant Agreement................................................... 19
Debt Warrants............................................................  1
Declaration..............................................................  8
Delaware Trustee.........................................................  9
Deposit Agreement........................................................ 13
Depositary............................................................... 13
Depositary Receipts...................................................... 12
Depositary Shares........................................................  1

ERISA.................................................................... 26
Exchange Act.............................................................  7

Financing Trust..........................................................  1
Financing Trustees.......................................................  9

Global Debt Securities................................................... 15
Guarantee................................................................  1

Junior Preferred Shares.................................................. 10

Mandatory Debt Securities................................................ 16

Other Units..............................................................  1

Preferred Securities.....................................................  1
Preferred Stock..........................................................  1
Preferred Stock Warrants.................................................  1
Property Trustee.........................................................  9
Prospectus Supplement....................................................  2
Providian................................................................  1

Redemption Price......................................................... 11
Registration Statement...................................................  7
Rights................................................................... 10
Rights Plan.............................................................. 10

Securities Act...........................................................  7
Senior Debt Securities................................................... 15
Senior Indenture......................................................... 15
Sponsor..................................................................  8
Stock Purchase Contracts.................................................  1
Stock Purchase Units.....................................................  1
Stock Warrant Agent...................................................... 17
Stock Warrant Agreement.................................................. 17
Stock Warrant Provisions................................................. 17
Stock Warrants........................................................... 17
Subordinated Debt Securities............................................. 15
Subordinated Indenture................................................... 15

Third Parties............................................................  1
Third Party Company...................................................... 16
Third Party Registration Statement....................................... 16
Third Party Securities................................................... 15
Third Party Warrant Agent................................................ 18
Third Party Warrants.....................................................  1
Trust Indenture Act......................................................  9
Trust Securities.........................................................  8

U.S. Dollar, Dollar, U.S. $, $...........................................  7
U.S. Obligations.........................................................  1

Voluntary Debt Securities................................................ 16

                         ______________________________

     References herein to "U.S. Dollar," "Dollar," "U.S. $" or "$" are to the lawful currency of the United States of America.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning Providian Financial Corporation can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the Regional Offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information may be accessed electronically at the Commission's site on the World Wide Web at http://www.sec.gov. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

     The Company and the Financing Trusts have filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the Financing Trusts and the securities being offered hereby, reference is made to the Registration Statement, which can be inspected at the public reference facilities at the offices of the Commission set forth above. Any statements contained herein concerning the provision of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission and incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such reference is qualified in its entirety by such referenced documents.

     No separate financial statements of the Financing Trusts have been included herein. The Company does not consider that such financial statements would be material to holders of the Securities because: (i) the Company, a reporting company under the Exchange Act, owns, directly or indirectly, all of the voting securities of each Financing Trust, (ii) neither Financing Trust has any independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such Financing Trust and investing the proceeds thereof in subordinated Debt Securities, and
(iii) the obligations of each Financing Trust to make periodic cash payments on Preferred Securities and payments upon liquidation or dissolution of such Financing Trust or upon redemption of the Preferred Securities, to the extent funds are available therefor, are unconditionally guaranteed by the Company. See "Description of the Guarantees," "Description of the Preferred Securities" and "Description of the Debt Securities--Subordinated Debt Securities."

                         ______________________________

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company pursuant to the Exchange Act are incorporated herein by reference:

          (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

          (b) the Company's Current Report on Form 8-K dated March 26, 1999;

          (c) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

          (d) the description of the Company's Common Stock which is contained in the Registration Statements on Form 10 and Form 8-A filed on April 17, 1997, and September 2, 1997 respectively, by the Company to register such securities under Section 12 of the Exchange Act, including an amendment on Form 8-A/A filed on March 26, 1999, and any other amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, and who makes a written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus or any Prospectus Supplement, excluding exhibits. Requests should be directed to: Investor Relations, Providian Financial Corporation, 201 Mission Street, San Francisco, California 94105, telephone number: (415) 278-6170.

                         PROVIDIAN FINANCIAL CORPORATION

     Providian Financial Corporation is a diversified consumer lender, offering a range of lending products, including unsecured credit cards, revolving lines of credit, home loans, secured and partially secured credit cards, and fee-based products. Through these products and services, the Company seeks to achieve diversified earnings sources, with both spread-based and fee-based income from loans and related products and services. The Company also offers deposit products to customers nationwide.

     The Company's executive offices are located at 201 Mission Street, San Francisco, California 94105, telephone number: (415) 543-0404.

                               THE FINANCING TRUSTS

     Each of Providian Financing I, Providian Financing II, Providian Financing III and Providian Financing IV is a statutory business trust formed under Delaware law pursuant to (i) a separate declaration of trust executed by the Company, as sponsor for such trust (the "Sponsor"), the Financing Trustees (as defined herein) and the Administrators (as defined herein) of such trust and
(ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on May 29, 1998. The declarations will be amended and restated in their entirety (each, as so amended and restated, a "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be qualified as Indentures under the Trust Indenture Act of 1939. Each Financing Trust exists for the exclusive purposes of (i) issuing the Preferred Securities and common securities representing undivided beneficial interests in the assets of the Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) investing the proceeds received by such Financing Trust from the sale of the Trust Securities in subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that, upon an event of default under a Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Unless otherwise provided in the applicable Prospectus

Supplement, the Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of each Financing Trust. Each Financing Trust has a term of approximately 55 years but may terminate earlier, as provided in the relevant Declaration. Each Financing Trust's business and affairs will be conducted by the trustees (the "Financing Trustees") and persons who are employees or officers of or who are affiliated with the Company (the "Administrators") appointed by the Company as the direct or indirect holder of all the Common Securities. The holder of the Common Securities of a Financing Trust will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Financing Trustees and the administrators therefor. The duties and obligations of the Financing Trustees shall be governed by the Declaration of such Financing Trust. A financial institution that is not affiliated with the Company and has combined capital and surplus of not less than $100,000,000 shall act as property trustee and as indenture trustee for each Financing Trust for the purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, each Financing Trust will have a trustee which has a principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Financing Trusts and the offering of the Trust Securities.

     The office of the Delaware Trustee for each Financing Trust is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware. The address for each Financing Trust is c/o the Company, the Sponsor of each Trust, at 201 Mission Street, San Francisco, California 94105.

                                 USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of Securities offered hereby will be used for general corporate purposes.

           RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

     The following table sets forth the ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividend requirements for the Company for each of the years in the five-year period ended December 31, 1998. The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes and fixed charges by (ii) fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividend requirements is computed by dividing (i) income before income taxes and fixed charges by (ii) fixed charges and preferred stock dividend requirements. Fixed charges consist of interest expense on borrowings (including or excluding deposits, as the case may be), and the portion of rental expense which is deemed representative of interest. The preferred stock dividend requirements represent the pretax earnings which would be required to cover such dividend requirements on the Company's preferred stock outstanding. In February 1997, the Company redeemed its outstanding preferred stock and accordingly there are no preferred stock dividend requirements for the periods following such redemption.

                                                                            Year Ended December 31,
                                                           ----------------------------------------------------------
                                                              1998        1997        1996        1995        1994
                                                           ----------  ----------  ----------  ----------  ----------
EARNINGS TO FIXED CHARGES:
 Excluding interest on deposits                                 10.88       14.20        5.93        4.90        5.17
 Including interest on deposits                                  2.93        2.66        2.34        2.34        2.69
EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDEND REQUIREMENTS (a)
 Excluding interest on deposits                                 10.88       13.28        5.19        4.32        4.40
 Including interest on deposits                                  2.93        2.63        2.25        2.24        2.51

________________
(a) Preferred Stock dividend requirements are adjusted to represent a pretax earnings equivalent.

                GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS

     The Company may offer under this Prospectus shares of Common Stock or Preferred Stock, Depositary Shares, Debt Securities, Common Stock Warrants, Preferred Stock Warrants, Third Party Warrants, Debt Warrants, Stock Purchase Contracts, Stock Purchase Units or Other Units or any combination of the foregoing, either individually or as units consisting of one or more Securities. Each Financing Trust may offer Preferred Securities under this Prospectus. The aggregate offering price of Securities offered by the Company or any Financing Trust under this Prospectus will not exceed $2,000,000,000 (or the equivalent thereof in other currencies). CERTAIN OF THE SECURITIES TO BE OFFERED HEREBY THEMSELVES INVOLVE A HIGH DEGREE OF RISK. SUCH RISKS WILL BE SET FORTH IN THE PROSPECTUS SUPPLEMENT RELATING TO SUCH SECURITY. IN ADDITION, CERTAIN RISK FACTORS RELATING TO THE COMPANY'S BUSINESS ARE SET FORTH IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, BEGINNING ON PAGE 13 UNDER THE HEADING "CAUTIONARY STATEMENTS."

                         DESCRIPTION OF THE COMMON STOCK

GENERAL

     Under the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Company is authorized to issue up to 800 million shares of Common Stock. The Common Stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of Common Stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of the Company. Holders of shares of Common Stock have one vote per share in all elections of directors and on all other matters submitted to a vote of stockholders of the Company. Holders of Common Stock are entitled to receive dividends, if any, as and when declared from time to time by the Board of Directors of the Company out of funds legally available therefor. Upon liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in the net assets of the Company available for distribution to holders of Common Stock. The shares of Common Stock currently outstanding are fully paid and nonassessable.

CERTAIN CERTIFICATE OF INCORPORATION PROVISIONS

     Certain provisions in the Company's Certificate of Incorporation and Bylaws may have the effect of delaying, deferring or preventing a change in control of the Company. These provisions require that the Company's Board of Directors be divided into three classes that are elected for staggered three-year terms; provide that stockholders may act only at annual or special meetings and may not act by written consent; do not provide for cumulative voting in the election of directors; authorize the directors of the Company to determine the size of the Board of Directors; require a vote of 80% of the shares outstanding for the amendment of any of the foregoing provisions; require that stockholder nominations for directors be made pursuant to timely notice; provide that special meetings of stockholders may be called only by the Chairman of the Board or by the Board of Directors; and authorize the Board of Directors to establish one or more series of Preferred Stock, without any further stockholder approval, having rights, preferences, privileges and limitations that could impede or discourage the acquisition of control of the Company.

RIGHTS AGREEMENT

     The Company's Board of Directors has adopted a share purchase rights plan (the "Rights Plan") that provides for the distribution of rights ("Rights") to holders of outstanding shares of Common Stock. Except as set forth below, each Right, when exercisable, entitles the holder thereof to purchase from the Company one one-hundred and fiftieth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, of the Company (the "Junior Preferred Shares") at a price of $600 per one one-hundred and fiftieth share, subject to adjustment. Holders of the Rights, as such, are not stockholders of the Company and do not have voting rights or the right to receive dividends.

     Initially, the Rights are attached to all Common Stock certificates representing shares then outstanding, and no separate Rights certificates will be distributed. The Rights will not separate from the Common Stock and will not be exercisable until the earlier of either (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of securities representing 15% or more of the outstanding shares of Common Stock (an "Acquiring Party") or (ii) 10 business days (or such later date as may be determined by the Company's Board of Directors) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of affiliated or associated persons becoming an Acquiring Party. The Rights will expire on the earlier of
(x) June 30, 2007 unless such expiration date is extended or (y) redemption or exchange by the Company, as described below.

     In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Party, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Party, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Party (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

     At any time after any person or group of affiliated or associated persons becomes an Acquiring Party and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may, at its option, exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundred and fiftieth of a Junior Preferred Share, per Right (subject to adjustment).

     At any time prior to a person or group of affiliated or associated persons becoming an Acquiring Party, the Board of Directors of the Company may, at its option, redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any such action by the Board of Directors ordering the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The Rights Plan may have the effect of delaying, deferring or preventing a change in control of the Company without further action of the stockholders and therefore could have a depressive effect on the price of the Common Stock.

LISTING

     The Common Stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "PVN."

                        DESCRIPTION OF THE PREFERRED STOCK

     Under the Certificate of Incorporation, the Board of Directors of the Company may direct the issuance of up to 50 million shares of Preferred Stock in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by the Board of Directors from time to time pursuant to a certificate of designation without any further vote or action by the Company's stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to that series. The description of Preferred Stock set forth below and the description of the terms of a particular series of Preferred Stock set forth in the related Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designation relating to that series. The related Prospectus Supplement will contain a description of certain United States Federal income tax consequences relating to the purchase and ownership of the series of Preferred Stock described in such Prospectus Supplement.

     The rights, preferences, privileges and restrictions of the Preferred Stock of each series will be fixed by the certificate of designation relating to such series. A Prospectus Supplement relating to each series will specify the terms of the Preferred Stock as follows:

          (a) The maximum number of shares to constitute the series and the distinctive designation thereof;

          (b) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, the conditions for payment of dividends, and whether dividends will be cumulative;

          (c) The price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

          (d) The liquidation preference, if any, and any accumulated dividends thereon, that the holders of shares of the series shall be entitled to receive upon the liquidation, dissolution or winding up of the affairs of the Company;

          (e) Whether or not the shares of the series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series, and the terms and provisions relating to the operation of such fund;

          (f) The terms and conditions, if any, on which the shares of the series shall be convertible into or exchangeable for shares of any other class or classes of capital stock of the Company or a third party or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

          (g) The voting rights, if any, on the shares of the series; and

          (h) Any or all other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

     As described under "Description of the Depositary Shares," the Company may, at its option, elect to offer Depositary Shares evidenced by depositary receipts ("Depositary Receipts"), each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock, and issued and deposited with a Depositary (as defined below).

                       DESCRIPTION OF THE DEPOSITARY SHARES

     The description set forth below and in the related Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which have been or will be filed with the Commission in connection with the offering of fractional interests in such series of the Preferred Stock.

GENERAL

     The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than shares of Preferred Stock. In the event such option is exercised, the Company will provide for the issuance by a

Depositary to the public of receipts for Depositary Shares, each of which will represent a fractional interest as set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock.

     The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $100,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of the Preferred Stock underlying such Depositary Shares, to all the rights and preferences of the Preferred Stock underlying such Depositary Shares (including dividend, voting, redemption, conversion and liquidation rights). The Depositary Shares relating to any series of Preferred Stock will be evidenced by Depositary Receipts issued pursuant to the related Deposit Agreement. Pending the preparation of definitive Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

     Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the related Deposit Agreement and subject to the terms thereof, a holder of Depositary Shares is entitled to have the Depositary deliver to such holder the whole shares of Preferred Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends and other cash distributions received in respect of the Preferred Stock to the record holders of the Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

REDEMPTION OF DEPOSITARY SHARES

     If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Stock so redeemed. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the payments or other property to which the holders of such Depositary Shares are entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock underlying the Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of such Depositary Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares relating to any series of Preferred Stock and any provision of the related Deposit Agreement may at any time be amended by agreement between the Company and the Depositary named therein. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares relating to any series of Preferred Stock will not be effective unless such amendment has been approved by the record holders of at least a majority of such Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the Depositary named therein only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock underlying the Depositary Shares relating thereto in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the related Deposit Agreement to be for their accounts.

MISCELLANEOUS

     The Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the underlying Preferred Stock.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control from performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or underlying Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, on information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary under a Deposit Agreement may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time with notice remove such Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 90 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $100,000,000.

                        DESCRIPTION OF THE DEBT SECURITIES

 GENERAL

     The Company may offer under this Prospectus Senior Debt Securities (as defined below) or Subordinated Debt Securities (as defined below) or any combination of the foregoing. The Debt Securities will represent unsecured general obligations of the Company, and will either (i) rank prior to all subordinated indebtedness of the Company and pari passu with all other unsecured indebtedness of the Company (the "Senior Debt Securities") or (ii) be subordinate in right of payment to certain other debt obligations of the Company (the "Subordinated Debt Securities"). The Senior Debt Securities and the Subordinated Debt Securities may be issued under indentures substantially in the forms filed as exhibits to the Registration Statement. In this Prospectus, the indenture relating to Senior Debt Securities is referred to as the "Senior Indenture," the indenture relating to Subordinated Debt Securities is referred to as the "Subordinated Indenture," and the Senior Indenture and the Subordinated Indenture are collectively referred to as "Indentures." Neither of the Indentures will limit the amount of Debt Securities that may be issued thereunder, and each Indenture will provide that Debt Securities may be issued thereunder up to an aggregate principal amount authorized from time to time by the Company and may be payable in any currency or currency unit designated by the Company or in amounts determined by reference to an index. The following summaries of certain provisions in the Indentures pursuant to which Debt Securities are issued and of the Debt Securities, as the case may be, do not purport to be complete. Such summaries make use of certain terms defined in the Indentures and are qualified in their entirety by reference to the applicable form of Indenture or Debt Security, respectively, filed as an exhibit to the Registration Statement.

     Reference is made to the applicable Prospectus Supplement for any series of Debt Securities for the following terms: (i) the designation of such series of Debt Securities; (ii) the aggregate principal amount of such series of Debt Securities; (iii) the stated maturity or maturities for payment of principal of such series of Debt Securities and any sinking fund or analogous provisions;
(iv) the rate or rates at which such series of Debt Securities shall bear interest or the method of calculating such rate or rates of interest and the interest payment dates for such series of Debt Securities; (v) the currencies, currency unit or index in or according to which principal of and interest and any premium on such series of Debt Securities shall be payable (if other than U.S. Dollars); (vi) the redemption date or dates, if any, and the redemption price or prices and other applicable redemption provisions for such series of Debt Securities; (vii) whether such series of Debt Securities shall be issued as one or more global debt securities ("Global Debt Securities"), and, if so, the identity of the depositary (the "Debt Depositary") for such Global Debt Security or Debt Securities; (viii) if not issued as one or more Global Debt Securities, the denominations in which such series of Debt Securities shall be issuable (if other than denominations of $1,000 and any integral multiple thereof); (ix) the date from which interest on such series of Debt Securities shall accrue; (x) the basis upon which interest on such series of Debt Securities shall be computed (if other than on the basis of a 360-day year of twelve 30-day months); (xi) if other than the principal amount thereof, the portion of the principal amount of such series of Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof pursuant to the Indenture; (xii) if other than the trustee (the "Trustee"), the person or persons who shall be registrar for such series of Debt Securities; (xiii) the Record Date; (xiv) the identity of the Trustee; (xv) any covenants of the Company with respect to a series of Debt Securities; (xvi) whether the Debt Securities are convertible into or exchangeable for Securities, or other securities of the Company or Third Party Securities (as herein defined), and the terms of such conversion or exchange;
(xvii) whether the Debt Securities will be issued at an original issue discount and a description of such discount; and (xviii) any other term or provision relating to such series of Debt Securities which is not inconsistent with the provisions of the Indenture.

     Except as described in this Prospectus or the accompanying Prospectus Supplement, the Indentures do not contain any covenants specifically designed to protect holders of the Debt Securities against a reduction in the creditworthiness of the Company in the event of a highly leveraged transaction or to prohibit other transactions which may adversely affect holders of the Debt Securities.

     In the event Debt Securities of any series are to be offered that are convertible into or exchangeable for securities of third parties ("Third Party Securities"), the Prospectus Supplement will identify the Third Party

Securities, the issuer of such Third Party Securities (the "Third Party Company"), all documents filed by the Third Party Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of such Third Party Company's last completed fiscal year for which a Form 10-K annual report has been filed and the document or documents filed under the Securities Act or the Exchange Act which contain a description of the Third Party Securities being sold or, if no such document or documents exist, the Prospectus Supplement will include a description of the Third Party Securities being sold. Third Party Securities will only be securities of third parties that are eligible to use Form S-3 (or any successor form) for primary offerings under the rules and regulations of the Commission or securities that are registered under Section 12 of the Exchange Act. To the extent the Securities Act requires registration of the Third Party Securities by the Third Party Company, such as where the Third Party Company is an affiliate of the Company, in connection with the issuance, conversion and/or exchange of such Debt Securities, the Company will cause the Third Party Company to file a third party registration statement ("Third Party Registration Statement") under the Securities Act. Where the conversion and/or exchange of the Debt Securities would require an effective Third Party Registration Statement at the time of such exchange or conversion, the exchange or conversion will be subject to the effectiveness of such registration statement. For example, Debt Securities that are convertible into or exchangeable for Third Party Securities may be convertible or exchangeable by their terms at the election of the Company or mandatorily at the expiration of a specified period or at other times under specified circumstances ("Mandatory Debt Securities") or may be convertible or exchangeable by their terms at the election of the Debt Holder at any time during a specified period or periods or on a specified date or dates ("Voluntary Debt Securities"). In the case of both Mandatory Debt Securities and Voluntary Debt Securities, if the Company is an affiliate of the Third Party Company, the Third Party Securities into which they may be converted or for which they may be exchanged will be the subject of a registration statement filed under the Securities Act by the Third Party Company prior to any offer of such Mandatory or Voluntary Debt Securities, and a Third Party Registration Statement with respect to such Third Party Securities will have been declared effective prior to any sale of such Mandatory or Voluntary Debt securities, except in the case of Voluntary Debt Securities that are not immediately exercisable or convertible, in which case such a Third Party Registration Statement would have to be effective, absent an exemption, when the Debt Holder elects to convert such Voluntary Debt Securities into or exchange them for Third Party Securities.

SENIOR DEBT SECURITIES

     The Senior Debt Securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness for borrowed money of the Company.

SUBORDINATED DEBT SECURITIES

     Subordinated Debt Securities may be issued from time to time in one or more series under the Subordinated Debt Indenture. The Subordinated Debt Securities will be subordinated and junior in right of payment to certain other indebtedness of the Company to the extent set forth in the applicable Prospectus Supplement.

     In the event the Subordinated Debt Securities are issued to a Financing Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Financing Trust, such Subordinated Debt Securities subsequently may be distributed pro rata to the Holders of such Trust Securities in connection with the dissolution of such Financing Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Debt Securities will be issued to a Financing Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Financing Trust.

     Unless otherwise provided in the applicable Prospectus Supplement, if Subordinated Debt Securities are issued to a Financing Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Financing Trust and (i) there shall have occurred an event that would constitute an Event of Default with respect to such Subordinated Debt Securities; (ii) the Company shall be in default with respect to its payment of any obligations under the related Preferred Securities Guarantee or Common Securities Guarantee; or (iii) the Company shall have given notice of its election to defer payments of interest on such Subordinated Debt Securities by extending the interest payment period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any Debt

Securities which rank junior to or pari passu with such Subordinated Debt Securities; provided that the foregoing restriction does not apply to: (w) any stock dividends paid by the Company where the dividend stock is of the same class as that of the stock held by the Holders receiving the dividend, (x) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (y) payments under a Guarantee, and (z) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company's or its subsidiaries' benefit plans for their directors, officers or employees.

                  DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON
                            STOCK OR PREFERRED STOCK

     The following statements with respect to the Common Stock Warrants and Preferred Stock Warrants (collectively, the "Stock Warrants") are summaries of, and subject to, the detailed provisions of a warrant agreement ("Stock Warrant Agreement") to be entered into by the Company and a warrant agent to be selected at the time of issue (the "Stock Warrant Agent"), which Stock Warrant Agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Standard Stock Warrant Provisions (the "Stock Warrant Provisions") filed as an exhibit to the Registration Statement or other provisions set forth in the Stock Warrant Agreement which will be filed as an exhibit to or incorporated by reference in the Registration Statement.

GENERAL

     The Stock Warrants may be issued under the Stock Warrant Agreement independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such other Securities. If Stock Warrants are offered, the related Prospectus Supplement will describe the terms of the Stock Warrants, including without limitation the following: (i) the offering price, if any; (ii) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of the Stock Warrants; (iii) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of one Stock Warrant and the initial price at which such shares may be purchased upon exercise; (iv) the date on which the right to exercise the Stock Warrants shall commence, the date on which such right shall expire and whether the Company has the ability to extend the exercise period; (v) federal income tax consequences; (vi) call provisions, if any; (vii) the currency, currencies or currency units in which the offering price, if any, and exercise price are payable; (viii) the antidilution provisions of the Stock Warrants; and (ix) any other terms of the Stock Warrants. The shares of Common Stock or Preferred Stock issuable upon exercise of the Stock Warrants will, when issued in accordance with the Stock Warrant Agreement, be fully paid and nonassessable. If the Company maintains the ability to reduce the exercise price of any Stock Warrant and such right is triggered, the Company will comply with the federal securities laws, including Rule 13e-4 under the Exchange Act, to the extent applicable.

EXERCISE OF THE STOCK WARRANTS

     Stock Warrants may be exercised in the manner set forth in the applicable Prospectus Supplement. Duly exercised Stock Warrants will be delivered by the Stock Warrant Agent to the transfer agent for the Common Stock or the Preferred Stock, as the case may be. Upon receipt thereof, the transfer agent shall deliver or cause to be delivered, to or upon the written order of the exercising warrantholder, the number of shares of Common Stock or Preferred Stock purchased. If fewer than all of the Stock Warrants held by a warrantholder are exercised, the Stock Warrant Agent shall deliver to the exercising warrantholder a new Stock Warrant representing the unexercised Stock Warrants.

ANTIDILUTION PROVISIONS

     The exercise price payable and the number of shares of Common Stock or Preferred Stock, as the case may be, purchasable upon the exercise of each Stock Warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of Common Stock or Preferred Stock, respectively, or a combination, subdivision or reclassification of Common Stock or Preferred Stock, respectively. In lieu of adjusting the number of shares of Common Stock or Preferred Stock purchasable upon exercise of each Stock Warrant, the Company may elect to adjust the number of Stock Warrants. No adjustment in the number of shares purchasable upon exercise of the Stock Warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. The

Company may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of Stock Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of the Company as an entirety or substantially as an entirety, the holder of each outstanding Stock Warrant shall have the right upon the exercise thereof to the kind and number of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock or Preferred Stock into which such Stock Warrants were exercisable immediately prior thereto.

NO RIGHTS AS STOCKHOLDERS

     Holders of Stock Warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of the Company or any other matter, or to exercise any rights whatsoever as stockholders of the Company.

                     DESCRIPTION OF THE THIRD PARTY WARRANTS

     The following statements with respect to the Third Party Warrants are summaries of, and subject to, the detailed provisions of a warrant agreement (the "Third Party Warrant Agreement") to be entered into by the Company and a warrant agent to be selected at the time of issue (the "Third Party Warrant Agent"), which Third Party Warrant Agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Stock Warrant Provisions or the provisions set forth in the form of Debt Securities Warrant Agreement filed as an exhibit to the Registration Statement or other provisions set forth in the Third Party Warrant Agreement which will be filed as an exhibit to or incorporated by reference in the Registration Statement.

GENERAL

     The Third Party Warrants may be issued under the Third Party Warrant Agreement independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such other Securities. If Third Party Warrants are offered, the related Prospectus Supplement will describe the terms of the warrants, including without limitation the following: (i) the offering price, if any; (ii) the designation, aggregate principal amount and terms of the Third Party Securities purchasable upon exercise of the warrants; (iii) if applicable, the designation and terms of the Third Party Securities with which the Third Party Warrants are issued and the number of Third Party Warrants issued with each such Third Party Security; (iv) if applicable, the date on and after which the Third Party Warrants and the related Third Party Securities will be separately transferable; (v) the number or principal amount of Third Party Securities purchasable upon exercise of one Third Party Warrant and the price at which such number or principal amount of Third Party Securities may be purchased upon exercise; (vi) the date on which the right to exercise the Third Party Warrants shall commence, the date on which such right shall expire and whether the Company has the ability to extend the exercise period; (vii) federal income tax consequences; (viii) whether the Third Party Warrants will be issued in registered or bearer form; (ix) the currency, currencies or currency units in which the offering price, if any, and exercise price are payable; (x) the antidilution provisions of the Third Party Warrants; and (xi) any other terms of the Third Party Warrants. If the Company maintains the ability to reduce the exercise price of any Third Party Warrant and such right is triggered, the Company will comply with the federal securities laws, including Rule 13e-4 under the Exchange Act, to the extent applicable.

     The Prospectus Supplement will identify the Third Party Securities, the Third Party Company, all documents filed by the Third Party Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of such Third Party Company's last completed fiscal year for which a Form 10-K annual report has been filed and the document or documents filed under the Exchange Act which contain a description of the Third Party Securities being sold or, if no such document or documents exist, the Prospectus Supplement will include a description of the Third Party Securities being sold. Third Party Warrants may be offered only with respect to Third Party Securities of Third Party Companies that are eligible to use Form S-3 (or any successor form) for primary offerings under the rules and regulations of the Commission and Third Party Securities that are registered under Section 12 of the Exchange Act. To the extent the Securities Act requires registration of the Third Party Securities by the Third Party Company, such as where the Third Party is an affiliate of the Company, in connection with the issuance and/or exercise of Third Party Warrants, the Company will cause the Third Party Company to file a Third

Party Registration Statement under the Securities Act. Where the exercise of Third Party Warrants would require the Third Party to have an effective Third Party Registration Statement at the time of exercise, the exercise will be subject to the effectiveness of such registration statement.

     For example, if the Company is an affiliate of the Third Party Company, the Third Party Securities that can be acquired upon exercise of the Third Party Warrants will be the subject of a registration statement filed under the Securities Act by the Third Party Company prior to any offer of such Third Party Warrants, and a Third Party Registration Statement will have been declared effective prior to any sale of Third Party Warrants, except in the case of Third Party Warrants which are not immediately exercisable, in which case such a registration statement would have to be effective, absent an exemption, when the holder of any Third Party Warrants elects to exercise them to acquire Third Party Securities.

     Third Party Warrants may be exchanged for new Third Party Warrants of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Third Party Warrant Agent, which will be listed in the related Prospectus Supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of holders of Third Party Securities (except as may be otherwise set forth in the Prospectus Supplement).

EXERCISE OF THIRD PARTY WARRANTS

     Third Party Warrants may be exercised in the manner set forth in the applicable Prospectus Supplement. Upon the exercise of Third Party Warrants, the Third Party Warrant Agent will, as soon as practicable, deliver the Third Party Securities in authorized denominations in accordance with the instructions of the exercising warrantholder and at the sole cost and risk of such holder. If less than all of the Third Party Warrants held by a warrantholder are exercised, a new Third Party Warrant will be issued for the remaining amount of Third Party Warrants.

             DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

     The following statements with respect to the Debt Warrants are summaries of, and subject to, the detailed provisions of a warrant agreement (the "Debt Warrant Agreement") to be entered into by the Company and a warrant agent to be selected at the time of issue (the "Debt Warrant Agent"), which Debt Warrant Agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Standard Debt Securities Warrant Provisions filed as an exhibit to the Registration Statement or other provisions set forth in the Debt Warrant Agreement which will be filed as an exhibit to or incorporated by reference in the Registration Statement.

GENERAL

     The Debt Warrants may be issued under the Debt Warrant Agreement independently or together with any Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities.

     If Debt Warrants are offered, the related Prospectus Supplement will describe the terms of the Debt Warrants, including without limitation the following: (i) the offering price, if any; (ii) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of the Debt Warrants; (iii) the principal amount of Debt Securities purchasable upon exercise of the Debt Warrants and the price at which such principal amount of Debt Securities may be purchased upon exercise; (iv) the date or dates on which the right to exercise the Debt Warrants shall commence, the date on which such right shall expire and whether the Company has the ability to extend the exercise period; (v) federal income tax consequences, if any; (vi) the currency, currencies or currency units in which the offering price, if any, and exercise price are payable; and (vii) any other terms of the Debt Warrants.

     Debt Warrants may be exchanged for new Debt Warrants of different denominations and may be presented for registration of transfer at the corporate trust office of the Debt Warrant Agent, which will be listed in the related

Prospectus Supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of holders of Debt Securities and are not entitled to payments of principal of and interest, if any, on the Debt Securities.

EXERCISE OF DEBT WARRANTS

     Debt Warrants may be exercised in the manner set forth in the applicable Prospectus Supplement. Upon the exercise of Debt Warrants, the Debt Warrant Agent will, as soon as practicable, deliver the Debt Securities in authorized denominations in accordance with the instructions of the exercising warrantholder and at the sole cost and risk of such warrantholder.

                        DESCRIPTION OF THE STOCK PURCHASE
                       CONTRACTS AND STOCK PURCHASE UNITS

     The Company may issue Stock Purchase Contracts, which are contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The price per share of Common Stock or Preferred Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. Any such formula may include antidilution provisions to adjust the number of shares issuable pursuant to Stock Purchase Contracts upon certain events. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units each representing ownership of a Stock Purchase Contract and Debt Securities, Preferred Securities or debt obligations of a Third Party Company, including U.S. Obligations, securing the holders' obligations to purchase the Common Stock or the Preferred Stock under the Purchase Contracts.

     In the case of Stock Purchase Units that include debt obligations of a Third Party Company, unless a holder of Stock Purchase Units settles its obligations under the Stock Purchase Contracts early through the delivery of consideration to the Company or its agent in the manner discussed below, the principal of such debt obligations, when paid at maturity, will automatically be applied to satisfy the holder's obligation to purchase Common Stock or Preferred Stock under the Stock Purchase Contracts.

     In the case of Stock Purchase Units that include Debt Securities or Preferred Securities, in the absence of any such early settlement or the election by a holder to pay the consideration specified in the Stock Purchase Contracts prior to the stated settlement date, the Debt Securities or Preferred Securities will automatically be presented to the applicable Financing Trust for redemption at 100% of face or liquidation value and such Financing Trust will present Subordinated Debt Securities in an equal principal amount to the Company for redemption at 100% of principal amount. Amounts received in respect of such redemption will automatically be transferred to the Company and applied to satisfy in full the holder's obligation to purchase Common Stock or Preferred Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     Holders of Stock Purchase Units may be entitled to settle the underlying Stock Purchase Contracts prior to the stated settlement date by surrendering the certificate evidencing the Stock Purchase Units, accompanied by the payment due, in such form and calculated pursuant to such formula as may be prescribed in the Stock Purchase Contracts and described in the applicable Prospectus Supplement. Upon early settlement, the holder will receive the number of shares of Common Stock or Preferred Stock deliverable under such Stock Purchase Contracts, subject to adjustment in certain cases. Holders of Stock Purchase Units may be entitled to exchange their Stock Purchase Units, together with appropriate collateral, for separate Stock Purchase Contracts and Preferred Securities, Debt Securities or debt obligations. In the event of such early settlement or exchange, the Preferred Securities, Debt Securities or debt obligations that were pledged as security for the obligation of the holder to perform under the Stock Purchase Contracts will be transferred to the holder free and clear of the Company's security interest therein.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units.

                     DESCRIPTION OF THE PREFERRED SECURITIES

     Each Financing Trust may issue only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each Financing Trust authorizes the Administrators of each Financing Trust to issue on behalf of such Financing Trust one series of Preferred Securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions, as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act. Reference is made to the Prospectus Supplement relating to the Preferred Securities for specific terms including: (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issued; (iii) the annual distribution rate (or method of determining such rate) for such Preferred Securities and the date or dates upon which such distributions shall be payable (provided, however, that distributions on such Preferred Securities shall be payable on a quarterly basis to holders of such Preferred Securities as of a record date in each quarter during which such Preferred Securities are outstanding); (iv) whether distributions on Preferred Securities shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of such Financing Trust to the holders of Preferred Securities upon voluntary or involuntary dissolution of such Financing Trust; (vi) the obligation, if any, of such Financing Trust to purchase or redeem Preferred Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities issued by such Financing Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of Preferred Securities issued by such Financing Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, or of Preferred Securities issued by both Financing Trusts as a condition to specified action or amendments to the Declaration of such Financing Trust; (viii) whether the Preferred Securities will be issued in the form of one or more global securities; and (ix) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such Financing Trust consistent with the Declaration of such trust or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of the Guarantees." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Preferred Securities, each Financing Trust will issue one series of Common Securities. The Declaration of each Financing Trust authorizes the Administrators to issue on behalf of such Financing Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by a Financing Trust will be substantially identical to the terms of the Preferred Securities issued by such trust and the Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that, upon the occurrence and during the continuation of an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Except in certain limited circumstances the Common Securities will also carry the right to vote and to appoint, remove or replace any of the Financing Trustees or the Administrators. All of the Common Securities will be directly or indirectly owned by the Company.

                          DESCRIPTION OF THE GUARANTEES

     Set forth below is a summary of information concerning the Guarantees that will be executed and delivered by the Company for the benefit of the Holders, from time to time, of Preferred Securities. Each Preferred Securities Guarantee Agreement under which Guarantees are issued will be qualified as an indenture under the Trust Indenture Act. The trustee under each Guarantee (the "Guarantee Trustee") will be identified in the relevant Prospectus Supplement, and will be a financial institution not affiliated with the Company that has a combined capital and surplus of at least $100,000,000. The terms of each Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. The summary does not purport to be complete. Such summary makes use of certain terms defined in the Guarantee and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Guarantee, which is filed as an exhibit to the Registration

     Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable Financing Trust.

GENERAL

     Pursuant to each Guarantee, the Company will unconditionally agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities issued by each Financing Trust, the Guarantee Payments (as defined herein) (except to the extent paid by such Financing Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Financing Trust may have or assert other than the defense of payment. The following payments with respect to Preferred Securities issued by each Financing Trust (the "Guarantee Payments"), to the extent not paid by or on behalf of such Financing Trust, will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions that are required to be paid on such Preferred Securities, but if and only to the extent that in each case the Company has made a payment to the related Property Trustee of interest or principal on the Subordinated Debt Securities held in such Financing Trust as trust assets; (ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), but if and only to the extent that in each case the Company has made a payment to the related Property Trustee of interest or principal on the Subordinated Debt Securities held in such Financing Trust as trust assets with respect to any Preferred Securities called for redemption by such Financing Trust; and (iii) upon a voluntary or involuntary dissolution, winding up or termination of such Financing Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities), the lesser of
(a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment to the extent such Financing Trust has funds available therefor or (b) the amount of assets of such Financing Trust remaining available for distribution to holders of such Preferred Securities on liquidation of such Financing Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the applicable Financing Trust to pay such amounts to such holders.

     Each Guarantee will be a guarantee with respect to the Preferred Securities issued by the applicable Financing Trust from the time of issuance of such Preferred Securities but will not apply to any payment of distributions except to the extent the Company has made a payment to the related Property Trustee of interest or principal on the Subordinated Debt Securities held in such Financing Trust as trust assets. If the Company does not make interest payments on the Subordinated Debt Securities purchased by a Financing Trust, such Financing Trust will not pay distributions on the Preferred Securities issued by such Financing Trust and will not have funds available therefor and such payment obligation will therefore not be guaranteed by the Company under the applicable Guarantee. See "Description of the Preferred Securities" and "Description of the Debt Securities--Subordinated Debt Securities."

     The Company's obligations under the Declaration for each Financing Trust, the Preferred Securities Guarantee issued with respect to Preferred Securities issued by such Financing Trust, the Subordinated Debt Securities purchased by such Financing Trust and the related Subordinated Indenture in the aggregate will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities issued by such Financing Trust.

     The Company has also agreed to unconditionally guarantee the obligations of the Financing Trusts with respect to the Common Securities (the "Common Securities Guarantees") to the same extent as the Guarantees, except that, upon an event of default under the Subordinated Indenture, holders of Preferred Securities under the Guarantees shall have priority over holders of Common Securities under the Common Securities Guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

     In each Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the applicable Financing Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Guarantee or the Declaration of such Financing Trust, then (a) the Company shall not declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank junior to or pari passu with such Subordinated Debt Securities. However, each Guarantee will except from the foregoing any stock dividends paid by the Company or any of its subsidiaries, where the dividend stock is of the same class as that on which the dividend is being paid.

MODIFICATION OF THE GUARANTEES; ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), each Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities issued by the applicable Financing Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Guarantee shall bind the successors, assignees, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable Financing Trust then outstanding.

EVENTS OF DEFAULT

     An Event of Default under the Guarantee will occur upon the failure of the Company to perform any of its payments or other obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities to which a Guarantee relates have the right to (a) waive any past Events of Default and its consequences, whereupon such event of default shall cease to exist and any event of default under the Guarantee arising therefrom shall be deemed to have been cured and (b) direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

     If the Guarantee Trustee fails to enforce such Guarantee, any holder of Preferred Securities relating to such Guarantee may, after a period of 30 days has elapsed from such holder's written request to the Guarantee Trustee to enforce the Guarantee, institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without first instituting a legal proceeding against the applicable Financing Trust, the Guarantee Trustee or any other person or entity.

     The Company will be required to provide annually to the Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under each of the Guarantees and as to any default in such performance.

TERMINATION OF THE GUARANTEES

     Each Guarantee will terminate as to the Preferred Securities issued by the applicable Financing Trust upon full payment of all distributions relating to the Preferred Securities or the Redemption Price of all Preferred Securities of such Trust, upon distribution of the Subordinated Debt Securities held by such Financing Trust to the holders of the Preferred Securities of such Financing Trust or upon full payment of the amounts payable in accordance with the Declaration of such Financing Trust upon liquidation of such Financing Trust. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable Financing Trust must restore payment of any sums paid under such Preferred Securities or such Guarantee.

STATUS OF THE GUARANTEES

     Each Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all senior liabilities of the Company; (ii) pari passu with the obligations of the Company under any similar guarantee agreements issued by the Company on behalf of holders of Subordinated Debt Securities; and (iii) senior to the Company's Common Stock. The terms of the Preferred Securities provide that each holder of Preferred Securities issued by such Financing Trust by acceptance thereof agrees to the subordination provisions and other terms of the applicable Guarantee. The Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the Preferred Securities issued by the applicable Financing Trust. The holders of not less than a majority in aggregate liquidation amount of the Preferred Securities issued by the applicable Financing Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the related Guarantee, including the giving of directions of the Guarantee Trustee. If the Guarantee Trustee fails to enforce such Guarantee, any holder of Preferred Securities relating to such Guarantee may, after a period of 30 days has elapsed from such holder's written request to the Guarantee Trustee to enforce the Guarantee, institute a legal proceeding directly against the Company, as Guarantor, to enforce its rights under such Guarantee without first instituting a legal proceeding against the applicable Financing Trust, the Guarantee Trustee or any other person or entity.

     Each Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under a Guarantee without instituting a legal proceeding against any other person or entity).

                          DESCRIPTION OF THE OTHER UNITS

     The Company may issue Other Units, which may include Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Common Stock Warrants, Preferred Stock Warrants, Third Party Warrants, Debt Warrants, Stock Purchase Contracts, Stock Purchase Units, Preferred Securities or Guarantees, or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

     The related Prospectus Supplement will describe the terms of any Other Units and the Securities which comprise such Other Units. See "Description of the Common Stock," "Description of the Preferred Stock," "Description of the Depositary Shares," "Description of the Debt Securities," "Description of the Warrants to Purchase Common or Preferred Stock," "Description of the Third Party Warrants," "Description of the Warrants to Purchase Debt Securities," "Description of Stock Purchase Contracts and Stock Purchase Units," "Description of the Preferred Securities," and "Description of the Guarantees."

                               PLAN OF DISTRIBUTION

     The Company or any Financing Trust may, from time to time, sell Securities
(1) through underwriters or dealers, (2) directly to one or more purchasers, (3) through agents or (4) through a combination of any such methods of sale. A Prospectus Supplement will set forth the terms of the offering of the Securities offered thereby, including the name or names of any underwriters, the purchase price of the Securities, and the proceeds to the Company or any Financing Trust from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange or market on which the Securities may be listed. Only underwriters so named in such Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

     If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities of the series offered by the Prospectus Supplement if any of the Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     In connection with underwritten offerings of Securities, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Exchange Act, pursuant to which such persons may bid for or purchase Securities for the purposes of stabilizing their market price. The underwriters also may create a short position for their respective accounts by selling more Securities in connection with this offering than they are committed to purchase from the Company, and in such case may purchase Securities in the open market following completion of the offering to cover all or a portion of such short position. The underwriters may also cover all or a portion of such short position, up to a specified aggregate principal amount or number of Securities, by exercising any underwriters' over-allotment option that may be applicable with respect to the particular underwritten offering. In addition, the managing underwriter for the particular offering, on behalf of the underwriters, may impose "penalty bids" under contractual arrangements between the underwriters whereby it may reclaim from an underwriter (or dealer participating in this offering) for the account of the underwriters, the selling concession with respect to Securities that are distributed in the relevant offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any are undertaken, they may be discounted at any time.

     Securities may also be sold directly by the Company or a Financing Trust or through agents designated by the Company or any Financing Trust from time to time. Any agent involved in the offering and sale of Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company or a Financing Trust to such agent will be set forth in the Prospectus Supplement. Unless otherwise indicated in the related Prospectus Supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

     Securities offered other than Common Stock may be a new issue of securities with no established trading market. Any underwriters to whom such Securities are sold by the Company or a Financing Trust for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any such Securities.

     Agents and underwriters may be entitled under agreements entered into with the Company or a Financing Trust to indemnification by the Company or such Financing Trust against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company or any Financing Trust in the ordinary course of business.

     Sales of the Securities may be effected by or for the account of one or more of the Third Parties from time to time in transactions (which may include block transactions) on any exchange or market on which such Securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Third Parties may effect such transactions by selling the Securities directly to purchasers, acting as principals for their own accounts, or by selling their Securities to or through broker-dealers acting as agents for the Third Parties, or to broker-dealers who may purchase Securities as principals and thereafter sell such Securities from time to time in transactions on any exchange or market on which such Securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by Third Parties may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Third Parties and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In connection with distributions of shares of Common Stock or otherwise, the Company may enter into hedging transactions with Counterparties in connection with which such Counterparties may sell shares of Common Stock registered hereunder in the course of hedging the positions they assume with the Company. Such Counterparties may offer Common Stock through underwriters or dealers, directly to one or more purchasers, or through agents, and may effect sales in one or more transactions on the New York Stock Exchange or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. The Company will not receive any of the proceeds from the sale of Common Stock by Counterparties. A Counterparty may be deemed to be an "underwriter" within the meaning of the Securities Act, and any commission received by it and any profit on the resale of the Common Stock purchased by it may be deemed to be underwriting commissions or discounts under the Securities Act. The Company may agree to bear all expenses of registration of any Common Stock offered by Counterparties and may indemnify such Counterparties against certain civil liabilities, including certain liabilities under the Securities Act.

                           ERISA AND TAX CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on investments by employee benefit plans that are subject to ERISA. The Internal Revenue Code of 1986, as amended (the "Code"), imposes additional restrictions on investments by tax-exempt retirement plans, individual retirement accounts, and similar entities. The Code also provides that certain types of income received by organizations that generally are exempt from federal income tax will nevertheless be subject to taxation. Retirement plans, tax-exempt organizations and similar entities should consult their tax and legal advisors and the applicable Prospectus Supplement before acquiring Securities.

                                  LEGAL MATTERS

     The legality of the Securities (other than the Preferred Securities) offered hereby will be passed upon by Orrick, Herrington & Sutcliffe LLP, San Francisco, California, counsel for the Company. Certain matters of Delaware law regarding the legality of the Preferred Securities will be passed upon by Morris, Nichols, Arsht & Tunnell, Delaware, special Delaware counsel for the Financing Trusts. Certain legal matters will be passed upon for the underwriters by Brown & Wood LLP, New York, New York, except as otherwise set forth in a Prospectus Supplement.

                                     EXPERTS

     The consolidated financial statements incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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